[EXECUTION COPY]

Published CUSIP Number: 59161LAE4

Exhibit 10.1

$2,400,000,000

RESTATEMENT IV

OF

CREDIT AGREEMENT

dated as of

April 26, 2004

among

METRO-GOLDWYN-MAYER STUDIOS INC.,

The LENDERS Party Hereto,

The L/C ISSUERS Party Hereto

and

BANK OF AMERICA, N.A.,

as Agent

BNP PARIBAS,

As Documentation Agent

J.P. MORGAN SECURITIES INC.

As Syndication Agent

BANC OF AMERICA SECURITIES LLC

and

J.P. MORGAN SECURITIES INC.

Co-Lead Arrangers and Joint Book Managers

BANK OF SCOTLAND

COMMERZBANK AG

THE BANK OF NOVA SCOTIA

As Co-Documentation Agents

i

SCHEDULES AND EXHIBITS

Pricing Schedule

Commitment Schedule

Schedule 1.01	–	Library Films
Schedule 4.05	–	Material Litigation
Schedule 4.09	–	Material Subsidiaries
Schedule 5.10	–	Existing Liens
Schedule 5.11	–	Outstanding Debt
Schedule 5.13	–	Transactional Agreements with Affiliates

Exhibit A	–	Note
Exhibit B	–	Opinion of Gibson, Dunn & Crutcher LLP, counsel for the Obligors
Exhibit C	–	Section 8.04(d) Certificate
Exhibit D	–	Assignment and Assumption Agreement
Exhibit E	–	Master Assignment and Assumption Agreement

v

RESTATEMENT IV

OF

CREDIT AGREEMENT

AGREEMENT dated as of April 26, 2004 among METRO-GOLDWYN-MAYER STUDIOS INC., the LENDERS party hereto, the L/C ISSUERS party hereto and BANK OF AMERICA, N.A., as Agent.

MGM Studios and Orion (each as defined below), certain lenders, the L/C Issuers named therein and Bank of America, N.A., as Agent are parties to the Third Amended and Restated Credit Agreement dated as of June 11, 2002 (as originally in effect and as amended from time to time prior to the Effective Date (as defined below), the “Original Credit Agreement”), and wish to amend the Original Credit Agreement and restate it as so amended, effective upon the satisfaction of the conditions specified in Section 3.01, as provided in this Restatement IV of Credit Agreement (as so amended and restated, and as the same may be amended from time to time after the Effective Date referred to below, this “Agreement”; references to the Agreement include, for periods prior to the Effective Date, the Original Credit Agreement as in effect from time to time).

The parties hereto therefore agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Adjusted London Interbank Offered Rate” has the meaning set forth in Section 2.05(b).

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Lender.

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls a Principal Obligor (a “Controlling Person”) or (ii) any Bond Film Sale-Leaseback Company, any Single Purpose Subsidiary or any other Person (other than any MGM Company) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Bank of America in its capacity as administrative agent for the Lenders under the Loan Documents, and its successors in such capacity.

“Agent-Related Persons” means the Agent, together with its affiliates (including, in the case of Bank of America in its capacity as the Agent, or a Co-Lead Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and affiliates.

“Alternative Currency” means any of the following:

(i) Euros (the lawful currency of the Participating Member States (as defined in the legislation referred to hereinafter) introduced in accordance with the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency);

(ii) Sterling (the lawful currency of the United Kingdom);

(iii) Yen (the lawful currency of Japan);

(iv) Canadian Dollars (the lawful currency of Canada); and

(v) Australian Dollars (the lawful currency of Australia).

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Applicable Lending Office” means, with respect to any Lender, (i) in the case of its Base Rate Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

“Applicable Pricing Leverage Ratio” has the meaning set forth in the Pricing Schedule.

“Approved Fund” has the meaning set forth in Section 10.06(g).

“Asset Sale” means any sale, lease, license or other disposition (including any such transaction effected by way of merger or consolidation) (any of the foregoing, for purposes of this definition, a “disposition”) by any MGM Company of any asset, including without limitation any sale-leaseback transaction, whether or not involving a capital lease and any Material Front-End Licensing Agreement, but excluding (i) dispositions of cash, cash equivalents and other cash management investments and equipment or real estate that is not necessary in the ordinary conduct of the business of any MGM Company, (ii) dispositions of any right, title or interest in an individual Film (other than any Library Film) or group or slate of Films (other than any Library Film) or Film Related Asset in connection with any Investment permitted under Section 5.14, (iii) dispositions of any right, title or interest in an individual Film (other than any

Library Film) or group or slate of Films (other than any Library Film) or Film Related Asset in connection with any financing permitted under Section 5.11(f), (iv) dispositions pursuant to a Sale-Leaseback Transaction, (v) dispositions pursuant to an Ordinary Course Library Film Licensing Agreement, (vi) dispositions of inventory, including Film Related Assets, but excluding any Film (including without limitation any Library Film), in the ordinary course of business, (vii) dispositions of any right, title or interest in an individual Film (other than any Library Film) or slate of Films (other than any Library Film) or Film Related Asset pursuant to transactions constituting Permitted Film Development and Exploitation, (viii) dispositions to the Borrower or any Guarantor, (ix) dispositions of Films or Film Related Assets (other than any Library Film) for consideration at least equal to the cost of production of such Film or Film Related Asset, as the case may be (or, if less, the fair market value of such Film or Film Related Asset at the time of disposition, as determined in good faith by the Borrower taking into account current practices in the entertainment industry), (x) dispositions of any Library Film consisting of an Investment permitted under Sections 5.14(h), 5.14(j) or 5.14(k), (xi) creation of Performance Payment Obligations, (xii) any disposition to MGM Mirage, MGM Grand Hotel or one of their affiliates of trademarks and associated rights owned by MGM Lion Co. Inc. on the Effective Date that are not used by the MGM Companies in the conduct of their business but that have been and are being used by MGM Mirage, MGM Grand Hotel and their affiliates and (xiii) dispositions of any Film Related Assets, any Film (other than any Library Film) or group or slate of Films (other than any Library Film) (any of the foregoing, for purposes of this clause (xiii), a “disposed asset”) to any Single Purpose Subsidiary or Permitted Joint Venture for the purpose of permitting such Single Purpose Subsidiary or Permitted Joint Venture to develop, produce, finance, acquire, distribute or exploit such disposed asset so long as the cash consideration received by the Borrower or the Subsidiary disposing of such disposed asset in any such disposition is at least equal to the amount invested or spent by the MGM Companies on or prior to the date of such disposition with respect to the development, production, acquisition or financing of such disposed asset (excluding from the calculation of such amount invested or spent overhead and other selling, general and administrative costs).

“Assigning Lender” has the meaning set forth in Section 3.02(a).

“Assignment and Assumption” has the meaning set forth in Section 10.06(b).

“Assuming Lender” has the meaning set forth in Section 3.02(a).

“Attorney Costs” means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Available L/C Amount” means, for any Letter of Credit at any time, the aggregate amount (stated in US Dollars) available for drawing under such Letter of Credit (determined for each Letter of Credit as the maximum undrawn amount that would be available thereunder if all conditions to drawing were satisfied at such time, together with any increases to the face amount thereof that may become available after such date without any action on the part of any L/C Issuer), all determined at the Dollar Equivalent Amount thereof at the then most recent Valuation Date with respect thereto.

“Available Revolving Commitment” means, for any Lender, such Lender’s Revolving Commitment.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) 0.50% per annum over the Federal Funds Rate for such day.

“Base Rate Loan” means a Loan which bears interest by reference to the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8.

“Base Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Bond Film Sale-Leaseback Company” means Seventeen Leasing Corporation, Eighteen Leasing Corporation, Nineteen Leasing Corporation, Twenty Leasing Corporation and any other Subsidiary that has been or is hereafter established for the sole purpose of engaging in and performing one or more Sale-Leaseback Transactions with respect to one or more Bond Films (as defined in the definition of “Excluded Bond Property” in the Security Agreement), in each case for so long as any such Person does not engage in any business or conduct any activities other than Sale-Leaseback Transactions with respect to one or more Bond Films.

“Borrower” means MGM Studios.

“Borrower Pledge Agreement” means the Amended and Restated Borrower Pledge Agreement dated as of October 15, 1997 between the Principal Obligors and the Agent, as amended from time to time.

“Borrowing” has the meaning set forth in Section 1.03.

“Class” has the meaning set forth in Section 1.03.

“Clawback Obligation” means, at any date, any obligation (a “clawback obligation”) of any MGM Company constituting a Guarantee of the obligations of any Person incurred by such Person in connection with Permitted Film

Development and Exploitation, or in accordance with any Licensing Agreement, the amount of which clawback obligation does not exceed the amount of distributions or other payments received by such MGM Company from such Person with respect to such Film or slate or group of Films or Film Related Asset or Licensing Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral” means collateral subject to the Collateral Documents.

“Collateral Documents” means the Pledge Agreements, the Security Agreement, any additional pledge agreements, security agreements or mortgages required to be delivered pursuant to the Loan Documents and any instruments of assignment, laboratory access letters or other instruments or agreements executed pursuant to the foregoing.

“Combined Adjusted Net Worth” means at any date the aggregate stockholders’ equity of the Combined Companies as reflected on the balance sheet of the Combined Companies at such date (or as the same would be reflected on such balance sheet if such balance sheet were prepared at such date on a Combined Basis), determined without regard to the effect on such stockholders’ equity of (i) the Special Dividend, (ii) any non-cash charges resulting from the amendment of MGM’s stock option plans in connection with the Special Dividend and (iii) the distribution, during the first Fiscal Quarter of 2004, by the Borrower to MGM of up to $171,000,000 to finance a repurchase of capital stock by MGM consummated during such Fiscal Quarter (including any costs and expenses related thereto that are deducted in arriving at such stockholders’ equity).

“Combined Basis” has the meaning set forth in Section 1.02.

“Combined Capital Expenditures” means for any period the gross additions to property, plant and equipment and other capital expenditures of the Combined Companies determined on a Combined Basis for such period.

“Combined Cash Interest Expense” means for any period the cash interest expense of the Combined Companies other than any Single Purpose Subsidiaries, determined on a Combined Basis for such period.

“Combined Companies” means (i) the Borrower and its Consolidated Subsidiaries and (ii) Orion and its Consolidated Subsidiaries. Unless the context otherwise requires, whenever an amount is to be determined hereunder with respect to the Combined Companies, such amount shall be determined on a Combined Basis.

“Combined Net Income” means for any period the net income of the Combined Companies for such period, determined in any event before payment of any dividends on any preferred stock.

“Commitment” means a Revolving Commitment or a Swing Loan Commitment, and “Commitments” means any combination of the foregoing.

“Commitment Fee Rate” means a rate per annum determined in accordance with the Pricing Schedule.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code.

“Competitor” has the meaning set forth in Section 10.06(g).

“Consolidated Subsidiary” means, with respect to any Person, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date; unless otherwise specified, “Consolidated Subsidiary” means a Consolidated Subsidiary of the Borrower.

“Credit Exposure” for any Lender at any time means the sum of (i) such Lender’s Revolving Commitment at such time or, if the Revolving Commitments shall have been terminated, the sum, determined at such time, of (x) the aggregate outstanding principal amount of such Lender’s Revolving Loans plus (y) such Lender’s Percentage of the outstanding principal amount of the Swing Loans plus (z) such Lender’s Letter of Credit Liabilities plus (ii) the aggregate outstanding principal amount of such Lender’s Term Loans at such time.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles (including without limitation any such obligations under Sale-Leaseback Transactions to the extent that such obligations are capitalized in accordance with generally accepted accounting principles), (v) all non-contingent obligations (and, for purposes of Sections 5.10, 6.01(e) and 6.01(f), all contingent obligations) of such Person to reimburse any Lender or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all obligations secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Debt of others Guaranteed by such Person; provided however, that (x) the “Debt” of any Person does not include any (A) commitments of such Person in connection with the development, production, acquisition, distribution, exhibition or exploitation of Films (other than Clawback Obligations), (B) guaranteed payment obligations of such Person of a nature customary in the film industry of such Person under license agreements with respect to the development, production, acquisition, distribution, exhibition or exploitation of Films, (C) obligations of such Person in respect of Profit Participations, Residuals and Deferred Payments payable to other Persons in connection with the development, production, acquisition, distribution, exhibition, exploitation or financing of Films, (D) obligations of such Person in the nature of progress or installment payment obligations with respect to a Film owed to the owner of such Film or cast, crew, writers, distributors, directors, producers, owners of rights, bond companies or similar Persons for such Film, in respect of the deferred purchase price of such Film or rights to such Film, or services in, or in connection with, such Film (in the case of each of (A), (B), (C) and (D) above, to the extent entered into in the ordinary course of business of such Person and not otherwise constituting “Debt” of a type referred to in clauses (i) or (ii) above), (E) obligations of such Person under performance or completion bonds which have been posted in the ordinary course of business in connection with the development or production of Films or (F) any Guarantee of any obligation referred to in clause (A), (B), (C), (D) or (E) and (y) for purposes of Section 5.11 and the determination of Total Borrowed Funds, the amount of “Debt” of any MGM Company which constitutes “Debt” solely pursuant to clause (vii) of this definition because such MGM Company is a partner in a partnership, shall be equal to the principal or face amount of such Debt multiplied by such MGM Company’s percentage interest in such partnership, so long as such partnership is solvent and paying and capable of paying its obligations as they become due.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of its Term Loans, Revolving Loans or participations in Letter of Credit Liabilities or Swing Loans required to be funded by it hereunder within one Euro-Dollar Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (iii) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deferred Payments” means deferred payments for services payable to cast, crew, writers, distributors, directors, producers, owners of rights, bond companies or similar Persons or payments to producers or investors, in connection with Permitted Film Development and Exploitation, the amount or payment of which is contingent upon the performance of such Films or Film Related Assets or deferred to a fixed time.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Dollar”, “USD” and “US Dollar” mean lawful money of the United States.

“Dollar Equivalent Amount” means, at any time and for any Letter of Credit or Letter of Credit Liabilities, (a) for any such amount in respect of a Dollar Letter of Credit, such amount, and (b) for any such amount in respect of an Alternative Currency Letter of Credit, the equivalent amount thereof denominated in US Dollars on the basis of the Spot Rate for the purchase of Dollars with the relevant Alternative Currency (determined by the Agent or the relevant L/C Issuer, as applicable), as of the most recent Valuation Date for such Letter of Credit.

“Dollar Letter of Credit” means a Letter of Credit denominated in US Dollars.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Los Angeles are authorized by law to close.

“Domestic Lending Office” means, as to each Lender, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Lender may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

“Effective Date” has the meaning set forth in Section 3.02.

“Eligible Assignee” has the meaning set forth in Section 10.06(g).

“Entertainment Person” has the meaning set forth in Section 10.06(g).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Lender, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Lender as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

“Euro-Dollar Loan” means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

“Euro-Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.05(b) on the basis of an Adjusted London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.05(b).

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Amount” has the meaning set forth in Section 2.14(d).

“Excess Cash Flow” means, for any Fiscal Year, without duplication, the sum of the following (to the extent greater than zero), in each case determined for the Combined Companies for such Fiscal Year unless otherwise specified:

(i) the amount set forth opposite “Net cash provided by (used in) operating activities” in the combined statement of cash flows of the Combined Companies for such Fiscal Year: minus

(ii) additions to property and equipment, excluding any expenditures for the foregoing that were funded through the sale or other disposition of, or proceeds of insurance paid as a result of casualty on, similar capital assets; minus

(iii) investments and advances in the form of cash or cash equivalents to Permitted Joint Ventures and other affiliates (other than any Combined Company), excluding such investments funded through the sale or other disposition of, or proceeds of insurance paid as a result of casualty on, similar assets; plus

(iv) distributions received in the form of cash or cash equivalents from Investments; minus

(v) the aggregate amount of principal payments of funded indebtedness, (x) excluding payments made pursuant to Section 2.04(d) and (y) including optional payments of Revolving Loans pursuant to Section 2.10 but only if and to the extent a permanent reduction of the Revolving Commitments is effected simultaneously with such payment; minus

(vi) Restricted Payments made pursuant to clauses (b) or (c) of Section 5.13 by any Combined Company during such Fiscal Year, minus

(vii) $100,000,000.

“Existing Lender” means a “Lender” (as such term is defined in the Original Credit Agreement) that is a party to the Original Credit Agreement immediately prior to the effectiveness of this Agreement on the Effective Date.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Bank of America on such day on such transactions as determined by the Agent.

“Film Related Asset” means any right in and to any motion picture, television product, literary work, dramatic work or musical work prior to the time any such asset becomes a “Film”.

“Film Value” means, at any date, the value of (i) the Library Films, (ii) the MGM Companies’ feature length motion pictures and television programs described in clause (ii) of the definition of the term “Films” and (iii) First-Run Feature Films that are owned or all of the MGM Companies distribution rights thereto are owned (including by way of license) by an Obligor and that were released for theatrical distribution in the United States at least four weeks prior to such date, all to the extent that the foregoing are subject to a perfected Lien created under the Collateral Documents (to the extent the Collateral Documents by their terms purport to create a Lien thereon), and all as set forth in the appraisal report delivered on or most recently prior to such date pursuant to Section 5.01(j); provided that if the value set forth in any such appraisal report is expressed as a range, then “Film Value” means the average of the high and low values of such range.

“Film Value Asset” means at any date a Library Film or any other Film that is included in clauses (ii) or (iii) of the definition of “Film Value” (or would be included if a determination of Film Value were to be made at such date).

“Film Value Asset Disposition” means any Asset Sale (including without limitation any Material Front-End Licensing Agreement) or Investment that results directly or indirectly in a disposition of any Film Value Asset by or from any Obligor to or in a Person that is not an Obligor (including without limitation any such disposition consisting of an Asset Sale of the capital stock or other equity interests of any Obligor that holds a Film Value Asset).

“Films” means motion pictures including, without limitation, feature films, shorts, television programs, animated programs or other similar product, and the components thereof (whether or not now known or recognized) to which any MGM Company owns any right, title or interest including, without limitation, (i) the Library Films, (ii) works in progress comprising feature length motion picture or television projects in principal photography and/or post-production, projects completed but not yet released, and unreleased or completed but undelivered pick-ups, (iii) underlying rights in and to the literary, musical and dramatic and other material associated with or related to or necessary to the exploitation of the works or projects referred to in clauses (i) or (ii) including, without limitation, copyrights pertaining thereto, (iv) to the extent related to the works or projects referred to in clauses (i) or (ii), sequel, prequel and remake rights, all rights to novelization, merchandising, character, serialization, games and interactive video, (v) all other ancillary and subsidiary rights throughout the universe related to such works and projects, (vi) all negative and positive film, soundtracks, optical, audio, video and advertising materials and supplies associated with any of such works or projects, and (vii) all contractual and other rights associated with or related to such works or projects and the related ancillary and subsidiary rights whether in any media now known or hereafter developed.

“First-Run Feature Films” means at any date any Films which have not completed their initial theatrical release in the United States at such date, determined in accordance with industry practice.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower, which shall end on December 31 of the relevant calendar year.

“Fixed Reserve Amount” means, for any Available L/C Amount in respect of an Alternative Currency Letter of Credit and at any time, an amount equal to 125% of the stated amount thereof, determined at the Dollar Equivalent Amount on the most recent Issue Date therefor.

“Fixed Reserve Excess” has the meaning set forth in Section 2.14(d).

“Foreign Lender” has the meaning set forth in Section 8.04(d).

“Foreign Subsidiary” means any Subsidiary of the Borrower or Orion which is not incorporated or organized in the United States or in any State thereof.

“Fund” has the meaning set forth in Section 10.06(g).

“GAAP” has the meaning set forth in Section 1.02.

“Granting Lender” has the meaning set forth in Section 10.06(g).

“Group of Loans” means at any time a group of Loans of the same Class of Loans consisting of (i) all such Loans to the Borrower that are Base Rate Loans at such time or (ii) all such Loans to the Borrower that are Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt or other obligation of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Pledge Agreement” means the Amended and Restated Guarantor Pledge Agreement dated as of October 15, 1997 between each Guarantor party thereto and the Agent, as amended from time to time.

“Guarantors” means Orion and each Person who has executed the Subsidiary Guaranty, or a supplement thereto as provided in Section 5.18.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Hedging Obligations” means all obligations of the Borrower to any Lender or any affiliate of a Lender (regardless of any subsequent assignment by such Lender of any of its Loans or Commitments) under (i) any interest rate swap agreement, interest rate cap agreement or interest rate collar agreement, (ii) any foreign exchange contract or currency swap agreement or (iii) any similar agreement or arrangement of a type designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

“Home Video Distribution Venture” means a Person (other than an MGM Company) (i) the common stock or other equity interests of which are owned at least 5% but not more than 50% by the MGM Companies and (ii) that is principally engaged in the distribution, exhibition or exploitation of Films and other motion pictures, feature films, shorts, television programs or animated programs, directly or indirectly destined for viewing by consumers in their residences, hotels, nursing homes, hospitals, army bases and the like, by any means or medium now known or hereafter devised, including without limitation videocassettes, discs, electronic distribution, video on demand and near video on demand, other than a TV Distribution Venture.

“Indemnitee” has the meaning set forth in Section 10.03(b).

“Information Memorandum” means the confidential descriptive memorandum dated April 2004 furnished to the Lenders in connection with the transactions contemplated by the Loan Documents.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Intercreditor Agreement” means an intercreditor agreement among the Agent and the agent party to any Permitted Second Lien Debt with terms and conditions acceptable to the Required Lenders.

“Interest Period” means, with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months (each, a “monthly period”) or one week (a “weekly period”) thereafter, as the Borrower delivering such notice may elect in the applicable notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless, in the case of a monthly period, such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) and that is a monthly period shall, subject to clauses (c) and (d) below, end on the last Euro-Dollar Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period with respect to any Euro-Dollar Term Loan includes a date on which a scheduled payment of principal of such Term Loans is required to be made under Sections 2.04(b) or 2.04(c) but does not end on such date (and if such Interest Period is a monthly period), then (i) the principal amount of each Euro-Dollar Term Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such Euro-Dollar Term Loan shall have an Interest Period determined as set forth above; and

(d) any Interest Period with respect to any Loan which would otherwise end after the Maturity Date with respect to such Loan shall end on such Maturity Date.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including an Affiliate) in the form of direct or indirect loans, Guarantees of Debt or other payment obligations, advances or capital contributions, purchases or other acquisitions for consideration of Debt, equity interests or other securities or warrants, options or other rights to acquire equity interests or other securities and all other items that are classified as investments on the balance sheet of such Person in accordance with generally accepted accounting principles as in effect from time to time or that would be so classified on such balance sheet if such balance sheet were prepared at the relevant time.

“Investors” means Tracinda.

“Issue Date” means, for any Letter of Credit, the date on which such Letter of Credit is originally issued, or renewed or extended.

“L/C Issuer” means Bank of America and any other Revolving Lender that may agree with the Borrower to issue letters of credit hereunder (and shall have notified the Agent thereof), in each case as issuer of a letter of credit hereunder, and/or any affiliate of such Revolving Lender designated from time to time by such Revolving Lender by notice to the Agent for purposes of issuing an Alternative Currency Letter of Credit.

“Lead Arrangers” means Banc of America Securities LLC and J.P. Morgan Securities Inc., each in its capacity as joint lead arranger for the Lenders under the Loan Documents.

“Lender” means a Term Lender, a Revolving Lender or the Swing Lender and shall include, as the context may require, any L/C Issuer in such capacity.

“Lender Affiliate” has the meaning set forth in Section 10.06(g).

“Letter of Credit” means a letter of credit issued hereunder by an L/C Issuer.

“Letter of Credit Commitment” means, at any time, the lesser of (x) $200,000,000 and (y) the aggregate Available Revolving Commitments at such time.

“Letter of Credit Fee Rate” has the meaning set forth in the Pricing Schedule.

“Letter of Credit Liabilities” means, for any Revolving Lender and at any time, such Revolving Lender’s Revolving Percentage of the sum of (x) the aggregate Unreimbursed Amount in respect of all Letters of Credit, (y) the aggregate Available L/C Amount for all Dollar Letters of Credit and (z) for each Alternative Currency Letter of Credit, the higher of (A) the Available L/C Amount and (B) the Fixed Reserve Amount of such Available L/C Amount, all determined at most recent determination date therefor.

“Library Cash Flows” means for any period the aggregate amount of cash received by the Obligors during such period (determined on a Combined Basis but including only Obligors) (A) with respect to Films that were Library Films during such period and (i) were also Library Films on the Effective Date or (ii) have been released by an MGM Company prior to January 1, 2004 (“Library Cash Flow Films”), but excluding (x) proceeds of any Asset Sale or Investment that is a Film Value Asset Disposition, (y) any payment with respect to any Material Front-End Licensing Agreement that, in any transaction year (as defined therein), constitutes a Non-Pro Rata Amount (as defined therein) with respect thereto (and plus any amount excluded in any prior period pursuant to this clause (y), up to the maximum amount that, when added to the amount actually received under such Material Front-End Licensing Agreement in the then-current period, would not constitute a Non-Pro Rata Amount with respect to the then-current transaction year for such Material Front-End Licensing Agreement) and (z) with respect to any Library Cash Flow Film that was disposed of pursuant to an Investment that is a Film Value Asset Disposition during such period, any cash the Borrower in good faith reasonably believes is properly allocable to such film for the portion of such period during which it was a Library Cash Flow Film, unless the Obligors have actually received cash distributions from the Single Purpose Subsidiary or Permitted Joint Venture in which such Investment was made with respect to such film (but excluding any such distributions that are subject to a Clawback Obligation) during the portion of such period after such film was disposed of pursuant to such Film Value Asset Disposition in an amount at least equal to the amount such Obligors reasonably expected in good faith to receive at the time of such Film Value Asset Disposition for the portion of such period following the Film Value Asset Disposition (which amount was included in the adjustment made pursuant to clause (i) of the definition of Pro Forma Compliance with respect to such Film Value Asset Disposition) and (B) in the form of distributions from Single Purpose Subsidiaries or Permitted Joint Ventures which distributions the Borrower in good faith reasonably believes are properly allocable to films that were Library Cash Flow Films prior to their Investment in or other disposition to a Single Purpose Subsidiaries or Permitted Joint Venture, but excluding any such distributions that are subject to a Clawback Obligation.

“Library Films” means the films listed on Schedule 1.01 and all other Films other than (and only for so long as such Films are) First-Run Feature Films but only to the extent that any of the foregoing are owned or all of the MGM Companies distribution rights thereto are owned (including by way of license) by an Obligor.

“Licensing Agreements” means any licensing agreements now outstanding or hereafter executed pursuant to which any MGM Company grants or licenses to third parties any right, title or interest with respect to any Film Related Asset, any Film or any group of Films (but not including rights or interests consisting of Profit Participations, Residuals or Deferred Payments), as the same may be amended, supplemented or otherwise modified from time to time.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, any MGM Company shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Base Rate Loan or a Euro-Dollar Loan and “Loans” means Base Rate Loans or Euro-Dollar Loans or any combination of the foregoing.

“Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Collateral Documents and any Intercreditor Agreement..

“Local Business Day” means, (i) for any Dollar Letter of Credit, a Domestic Business Day and (ii) for any Alternative Currency Letter of Credit, any such day on which banks are open for foreign exchange business (including the exchange of the relevant local Alternative Currency for US Dollars) in the principal financial center of the country of such Alternative Currency.

“London Interbank Offered Rate” has the meaning set forth in Section 2.05(b).

“Major Casualty Proceeds” means (i) the aggregate insurance proceeds received in connection with one or more related events by any MGM Company under any insurance policy maintained by any MGM Company covering casualty losses with respect to tangible real or personal property or improvements or (ii) any award or other compensation with respect to any condemnation of property (or any transfer or disposition of property in lieu of condemnation) received by any MGM Company, in either case only if the amount of such aggregate proceeds or award or other compensation exceeds $30,000,000.

“Management Stock Incentive Plan” means the Amended and Restated 1996 Management Incentive Plan of MGM as in effect on the Effective Date, and as the same may be amended or replaced on substantially similar terms.

“Material Adverse Effect” means (i) any material adverse effect upon the assets or liabilities, or the business, financial position or results of operations of the MGM Companies, taken as a whole; (ii) prior to the Effective Date, a material adverse effect on the ability of the Borrower or any other Person to consummate the transactions contemplated hereby to occur on the Effective Date; (iii) a material adverse effect on the ability of the Obligors to perform their obligations under this Agreement and the Notes and the other Loan Documents, taken as a whole; or (iv) an adverse effect on the rights and remedies of the Agent and the Lenders under this Agreement and the Notes and the other Loan Documents.

“Material Front-End Licensing Agreement” means any Licensing Agreement or series of related Licensing Agreements with respect to Library Films (considered as a single agreement for purposes hereof) with respect to which each of clauses (i) through (iv) below is true:

(i) the aggregate amount of all payments payable with respect to such Licensing Agreement or series of related Licensing Agreements during the term thereof (such amount, the “aggregate transaction payments”, and such term, the “transaction term”) exceeds $50,000,000;

(ii) the transaction term thereof is longer than three years;

(iii) the aggregate amount of payments payable with respect thereto are not to be made reasonably pro rata over the period of availability of the Library Films which are the subject thereof (including as a result of any conveyance, sale, assignment or other disposition, with or without recourse, of the relevant MGM Company’s rights to receive payments thereunder, whether at or after the initiation of such Licensing Agreement (a “payment stream sale”)); and

(iv) payments received or to be received by the MGM Companies in the first 50% of the transaction term thereof exceeds 50% of the aggregate transaction payments thereof (including as a result of any payment stream sale).

The “Non-Pro Rata Amount” for any Material Front-End Licensing Agreement means, for any transaction year included in the first 50% of the transaction term thereof (a “transaction year”), the aggregate amount (if any) by which the payments received by the MGM Companies during such transaction year (including as a result of a payment stream sale) exceeds the aggregate amount that would have been so received during such transaction year if all payments with respect thereto were to be made reasonably pro rata over the transaction term thereof (taking into consideration, among other things, the availabilities of titles subject to such Licensing Agreement). For purposes of the calculations for Material Front-End Licensing Agreement and Non-Pro Rata Amount thereof, (x) payments received in respect thereof shall include only payments to be made in cash or cash equivalents, (y) the amount and timing of any Performance Payment Obligations shall be estimated by the Borrower in accordance with customary practices and (z) all payments received or to be received during a transaction year shall be deemed, solely for purposes of clauses (iii) and (iv) of Material Front-End Licensing Agreement, to be received pro rata over the course of such transaction year.

“Material Subsidiary” means at any date any Subsidiary of either Principal Obligor, other than (a) any such Subsidiary which has (i) aggregate assets with a fair market value of less than $1,000,000 and (ii) annual revenues of less than $1,000,000, in each case calculated on the basis of the latest financial statements delivered by the Borrower to the Lenders pursuant to Section 5.01(a) or 5.01(b), as the case may be and (b) any Bond Film Sale-Leaseback Company.

“Maturity Date” means, (i) with respect to the Term A Loans, April 30, 2010, (ii) with respect to the Term B Loans, April 30, 2011, (iii) with respect to the Revolving Loans, the Revolver Maturity Date and (iv) with respect to any Swing Loan, the earlier of the tenth Euro-Dollar Business Day after such Swing Loan is made and the Revolver Maturity Date (or, in the case of clause (i) or (ii), if any such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day).

“MGM” means Metro-Goldwyn-Mayer Inc., a Delaware corporation, and its successors.

“MGM Company” means either the Borrower, Orion or any of their respective Subsidiaries, and “MGM Companies” means all or any combination of the foregoing, as the context may require.

“MGM Debt” means any Debt of MGM.

“MGM Studios” means Metro-Goldwyn-Mayer Studios Inc. (formerly known as Metro-Goldwyn-Mayer Inc.), a Delaware corporation, together with its successors.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Sale or receipt of Major Casualty Proceeds, an amount equal to the cash proceeds (or, in the case of an Asset Sale consisting of a Material Front-End Licensing Agreement, the Non-Pro Rata Amount thereof (as defined in the definition of Material Front-End Licensing Agreement)) (including cash equivalents and any cash received by way of deferred payment pursuant to a note receivable or similar financial instrument, or from the disposition of an Investment received as consideration, but only as and when so received, and excluding any other payments in respect of or derived from any such Investment) received by any MGM Company from or in respect of such Reduction Event, less (x) any expenses reasonably incurred by such Person and reasonably allocated in respect of such Reduction Event, (y) the amount of any Debt secured by a Lien on any asset in respect of which such Major Casualty Proceeds or Asset Sale are received and discharged or required to be repaid (and actually so repaid) from the proceeds thereof and (z) in the case of any Asset Sale, any taxes actually paid or to be payable by such Person (as estimated by a senior financial or accounting officer of the Borrower, giving effect to the overall tax position of the MGM Companies) in respect of such Asset Sale.

“Non-Consenting Lender” has the meaning set forth in Section 10.05.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Interest Rate Election” has the meaning set forth in Section 2.08(a).

“Notice of Issuance” has the meaning set forth in Section 2.14(b).

“Obligor” means the Borrower and each Guarantor.

“Ordinary Course Library Film Licensing Agreement” means any Licensing Agreement that is not a Material Front-End Licensing Agreement.

“Original Credit Agreement” has the meaning set forth in the introductory paragraphs hereof.

“Orion” means Orion Pictures Corporation, a Delaware corporation, together with its successors.

“Other Revolving Exposure” has the meaning set forth in Section 2.14(d).

“Parent” means, with respect to any Lender, any Person controlling such Lender.

“Participant” has the meaning set forth in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Performance Payment Obligations” means Profit Participations, Residuals and/or Deferred Payments.

“Permitted Film Development and Exploitation” means the development, production, financing, acquisition, marketing, distribution, exhibition or exploitation of any Film or slate or group of Films or any Film Related Asset, including split-rights, co-production and co-financing transactions.

“Permitted Joint Venture” means a Person (other than a Consolidated Subsidiary of the Borrower) (i) the common stock or other equity interests of which are owned at least 20% but not more than 50% by the MGM Companies and (ii) the Investments in which by the MGM Companies are permitted under this Agreement.

“Permitted Second Lien Debt” means Debt issued by the Borrower with terms that include (i) a lien on some or all of the Collateral that is junior in all respects to the rights of the Secured Parties under (and as defined in) the Collateral Documents, pursuant to an Intercreditor Agreement, (ii) representations, covenants and events of default customary for issues of such type and (iii) no amortization or mandatory redemptions prior to at least 180 days after the Maturity Date for the Term B Loans.

“Permitted Subordinated Debt” means Debt issued by the Borrower that is subordinated in right of payment to payment of all of the obligations, in full and in cash, of the relevant Obligor or Obligors under the Loan Documents which shall include (i) covenants, events of default and subordination provisions customary for high-yield debt offered in offerings registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or issued pursuant to Rule 144A and Regulation S promulgated thereunder and (ii) no amortization or mandatory redemptions prior to at least one year after the Maturity Date for the Term B Loans, and shall otherwise have terms and conditions satisfactory to the Agent.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means, at any time, any employee benefit plan which is covered by ERISA and in respect of which MGM or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Borrower Pledge Agreement or any Guarantor Pledge Agreement.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means the rate of interest publicly announced by Bank of America from time to time as its Prime Rate.

“Principal Obligors” means MGM Studios and Orion, and “Principal Obligor” means either of the foregoing, as the context may require.

“Profit Participation” means the amount, as customarily determined by the Borrower, of all obligations (other than Residuals and Deferred Payments) payable by any MGM Company as compensation for talent, financiers or to producers and for similar services in connection with the development, acquisition, production, financing, distribution, exhibition or exploitation of Films or rights with respect thereto, the payment of which is contingent upon or triggered by and payable only to the extent of the receipt by any MGM Company, as the case may be, of revenues from the exploitation of such Film or such rights.

“Pro Forma Compliance” means, for any Film Value Asset Disposition and on the date thereof (the “Disposition Date”), that after giving effect to such Film Value Asset Disposition the Borrower shall be in compliance with the covenants in Article 5 (including without limitation Sections 5.21, 5.22 and 5.23) as of the Disposition Date (or, in the case of Section 5.21, as of the last day of Fiscal Quarter then most recently ended) determined after giving effect to the following pro forma assumptions or adjustments:

(i) Library Cash Flows for the period of four consecutive Fiscal Quarters ended on or most recently prior to such Disposition Date (the “reference period”) shall be determined by deeming all Film Value Asset Dispositions occurring after the beginning of the reference period and not later than the Disposition Date (including the proposed Film Value Asset Disposition for which such determination is being performed) to have occurred immediately prior to the beginning of such reference period; provided that with respect to any Film Value Asset Disposition consisting of an Investment in a Single Purpose Subsidiary or a Permitted Joint Venture, if on the Disposition Date pursuant to the terms of the agreements governing such Film Value Asset Disposition the Borrower is entitled to receive cash distributions from the Single Purpose Subsidiary or Permitted Joint Venture in which such Investment was made with respect to such Film Value Asset and the Borrower reasonably believes in good faith that they will receive such cash distributions, Library Cash Flows shall be determined by including the aggregate amount of such cash distributions that the Borrower reasonably believes in good faith they would have received during the reference period had the Disposition Date occurred immediately prior to the beginning of such reference period;

(ii) Film Value shall be as set forth in the appraisal report delivered on or most recently prior to such Asset Sale Date pursuant to Section 5.01(j) (averaged, if necessary, in accordance with the definition thereof), adjusted to give effect to the disposition of all Library Films and motion pictures and television programs described in clause (ii) of the definition of “Films” pursuant to all Film Value Asset Dispositions occurring after the date of such appraisal report and not later than the Disposition Date (including the proposed Film Value Asset Disposition for which such determination is being performed); and

(iii) Total Borrowed Funds shall be determined at such Disposition Date after giving effect to the repayment of any Debt made on such Disposition Date with the cash proceeds of such Film Value Asset Disposition (or committed to be made on such Disposition Date and actually made within two Domestic Business Days (and, if such repayment is not so made within such time, Total Borrowed Funds and Pro Forma Compliance with respect to such Film Value Asset Disposition shall be redetermined as of such Disposition Date giving effect to the fact that such repayment has not been made)).

“Projected Known Sources” means at any date (the “Test Date”), the sum (without duplication) of the following amounts, in each case determined for the Combined Companies on a Combined Basis:

(a) cash and cash equivalents held by the Combined Companies on such date plus

(b) the aggregate amount, without duplication, of cash projected by the Borrower in good faith to be received by the Combined Companies during the period of four consecutive Fiscal Quarters (the “Test Period”) commencing on the day immediately after such date from the following sources:

(i) any unutilized commitment under a binding agreement by Tracinda to purchase equity securities of MGM; and

(ii) any unutilized commitment to make advances to any Combined Company (including without limitation any Commitment to make Loans to the Borrower);

but only to the extent, in the case of any agreement or instrument referred to in clause (i) or (ii) above, that (x) the conditions to requiring such advance or purchase (as the case may be) would be satisfied on such Test Date if such advance or purchase were requested by the relevant Combined Company (including, in the case of any Loan under this Agreement, without limitation, the condition that no Default exists on such date or after giving effect to such Loan) (or, with respect to any such condition that can be satisfied only after such Test Date, the Borrower reasonably and in good faith believes that such condition will be satisfied at all relevant times during such Test Period), and (y) such commitment is subject to no conditions other than performance by the relevant Combined Company of the agreements under which such commitment or commitments exist; plus

(c) the aggregate amount, without duplication, of all cash payments that the Borrower reasonably and in good faith projects to be received by the Combined Companies during the Test Period from:

(i) royalties and other accounts receivable, but only to the extent that (x) the relevant obligation to make such royalty payments are subject to no conditions other than performance by the relevant Combined Companies of the related agreements and (y) the Borrower reasonably and in good faith believes that such condition will be satisfied at all relevant times during such Test Period;

(ii) revenues with respect to Films and Film Related Assets (determined by reference to the Combined Companies’ ultimates in the case of any Film, such ultimate to be valued, in the case of any completed Film that has not yet been released, at a “break-even” cost);

(iii) distributions from Permitted Joint Ventures, but only to the extent that (x) the right to receive such payment is subject to no condition other than performance by the relevant Combined Companies of the relevant agreements under which such distributions would be made and (y) the Borrower reasonably and in good faith believes that such condition will be satisfied at all relevant times during such Test Period. and

(iv) revenues from sales of branded merchandise.

“Projected Known Uses” means at any date (the “Test Date”), the sum (without duplication) of the following amounts, in each case determined for the Combined Companies on a Combined Basis, in each case projected by the Borrower reasonably and in good faith to be paid during the period of four consecutive Fiscal Quarters (the “Test Period”) commencing immediately after such date: (a) cash overhead, (b) Combined Cash Interest Expense and the aggregate principal amount of Debt required to be paid during such Test Period in accordance with the terms of the relevant Debt agreements in effect on the Test Date, other than Term B Loans payable on their Maturity Date, (c) income taxes to be paid in cash, (d) cash expenses attributable to remaining negative costs and prints and advertising expenses for Films which have commenced production or for which orders have been received, (e) Combined Capital Expenditures, (f) Investments (including, without limitation, Investments in Permitted Joint Ventures and in MGM ) and (g) any other cash expenditures (including, without limitation, Restricted Payments) anticipated to be made by the Combined Companies during the Test Period.

“Quarterly Dates” means each March 31, June 30, September 30 and December 31.

“Reduction Amount” means:

(i) (a) in the case of an issuance or incurrence of Permitted Second Lien Debt, 100% of the portion of the gross proceeds thereof that, when aggregated with the gross proceeds of all other Permitted Second Lien Debt issued after the Effective Date, exceeds $150,000,000 and, without duplication, (b) in the case of any issuance or incurrence of Permitted Second Lien Debt or Permitted Subordinated Debt, 100% of the portion of the gross proceeds thereof that, when aggregated with the gross proceeds of all other Permitted Second Lien Debt and all other Permitted Subordinated Debt issued after the Effective Date, exceeds $250,000,000; provided that the Reduction Amount of such issuance shall be only 50% of such excess if on a pro forma basis after giving effect to the incurrence or issuance thereof (or any portion thereof) and all other adjustments as described in the definition of “Pro Forma Compliance”, (x) the ratio of Film Value (determined as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) to Total Borrowed Funds determined as of such day is greater than 4.5:1 and (y) the aggregate principal amount by which the Term Loans have been repaid plus the aggregate amount by which the Revolving Commitments have been permanently reduced, in each case after the Effective Date, is at least $400,000,000;

(ii) in respect of the receipt of Major Casualty Proceeds that constitutes a Reduction Event, 100% of the Net Cash Proceeds thereof;

(iii) in respect of any Asset Sale, the amount, if any, by which the Net Cash Proceeds thereof together with the Net Cash Proceeds of all other Asset Sales after the Effective Date (net of the amount thereof applied in accordance with a Proceeds Certificate, as defined in Reduction Event or previously applied pursuant to Section 2.04(d) as a Reduction Amount) exceeds $250,000,000; and

(iv) in respect of any certification as to anticipated reinvestment of Major Casualty Proceeds or Net Cash Proceeds of Asset Sales set forth in any Proceeds Certificate being no longer true, 100% of the Net Cash Proceeds from the relevant receipt of Major Casualty Proceeds or Asset Sale that, but for such certification would have been included in a Reduction Amount upon initial receipt thereof, and that have not been invested prior to such date in a manner contemplated by the definition of “Reduction Event”.

“Reduction Event” means (i) the issuance or incurrence of Permitted Second Lien Debt or Permitted Subordinated Debt, (ii) receipt of Major Casualty Proceeds or (iii) receipt of Net Cash Proceeds of an Asset Sale (including any Material Front-End Licensing Agreement), unless, in the case of clauses (ii) and (iii), within five Domestic Business Days after receipt thereof, the Obligor receiving such Net Cash Proceeds or Major Casualty Proceeds shall have delivered to the Agent a certificate (a “Proceeds Certificate”) of the chief financial officer or the chief accounting officer of the Borrower, certifying as to (x) the aggregate amount of such Net Cash Proceeds or Major Casualty Proceeds, as applicable, and (y) the fact that the MGM Companies shall invest such Net Cash Proceeds or Major Casualty Proceeds, as applicable, to repair or replace affected assets or acquire, produce or exploit additional assets for use in the MGM Companies’ business within 365 days after receipt thereof and (iv) the first day on which any certification made pursuant to any Proceeds Certificate shall cease to be true. The description of any transaction as falling within the above definition does not affect any limitation on such transaction imposed by Article 5 of this Agreement or any rights of any Lender upon the occurrence of an Event of Default under Article 6 of this Agreement.

“Refunded Swing Loans” has the meaning set forth in Section 2.01(e).

“Register” has the meaning set forth in Section 10.06(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

“Required Lenders” means at any time Lenders having in the aggregate greater than 50% of the aggregate Credit Exposures at such time; provided that Credit Exposures of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Residuals” means the amount, as reasonably determined by the Borrower, of all obligations (other than Profit Participations and Deferred Payments) payable by any MGM Company pursuant to guild agreements or other collective bargaining agreements in connection with the development, acquisition, production, financing, distribution, exhibition or exploitation of Films or rights with respect thereto.

“Responsible Officer” means any senior vice president and any more senior corporate officer of the Borrower, in any case appointed to such office by the Board of Directors of the Borrower or any committee thereof.

“Restricted Payment” means (i) any dividend or other distribution on any shares of either Principal Obligor’s capital stock (except dividends payable solely in shares of such Principal Obligor’s capital stock) or (ii) any payment by any MGM Company on account of the purchase, redemption, retirement or acquisition of (a) any shares of either Principal Obligor’s capital stock or (b) any option, warrant or other right to acquire shares of either Principal Obligor’s capital stock (but not including payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion).

“Revolver Maturity Date” means April 30, 2009 (or, if any such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day).

“Revolving Commitment” means, (i) with respect to each Revolving Lender listed on the Commitment Schedule, the amount set forth opposite the name of such Revolving Lender on the Commitment Schedule under the heading “Revolving Commitments” and (ii) with respect to each Eligible Assignee that becomes a Revolving Lender pursuant to Section 10.06(b), the amount of the Revolving Commitment thereby assumed by it, in each case as such amount may be increased or reduced from time to time pursuant to Section 10.06(b) or reduced from time to time pursuant to Sections 2.04(d) and 2.07.

“Revolving Credit Period” means the period from and including the Effective Date to but not including the Revolver Maturity Date.

“Revolving Exposure” means, with respect to each Revolving Lender, at any time, an amount equal to the sum of (i) the aggregate principal amount of the Revolving Loans of such Revolving Lender outstanding at such time, (ii) such Revolving Lender’s Revolving Percentage of the aggregate principal amount of the Swing Loans outstanding at such time and (iii) such Revolving Lender’s Letter of Credit Liabilities at such time (or, if the Revolving Commitments have been terminated, such percentage immediately prior to such termination).

“Revolving Lender” means each Lender identified as a Revolving Lender on the Commitment Schedule, each Eligible Assignee which becomes a Revolving Lender pursuant to Section 10.06(b), and their respective successors.

“Revolving Loan” means a loan made by a Revolving Lender pursuant to Section 2.01(c).

“Revolving Percentage” means, with respect to each Revolving Lender, at any time, the percentage that such Revolving Lender’s Revolving Commitment constitutes of the aggregate amount of the Revolving Commitments at such time.

“Sale-Leaseback Transaction” means the sale by any MGM Company of any or all of its right, title and interest in and to a Film and the retention by, or concurrent reconveyance or license to an MGM Company of distribution rights to such Film and an option or other right or obligation to repurchase such Film, in consideration of one or more payments by such MGM Company of amounts having an aggregate discounted present value that, at the time of inception of such transaction, is reasonably expected to be less than the purchase price paid by the purchaser thereof.

“Security Agreement” means the Amended and Restated Borrower and Guarantor Security Agreement dated as of October 15, 1997 among the Obligors party thereto and the Agent, as amended from time to time.

“Signing Date” means the date the obligations of the parties under this Agreement become effective in accordance with Section 3.01.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Single Purpose Subsidiary” means at any date any Subsidiary of a Principal Obligor (other than a Foreign Subsidiary) (i) that has been established for the sole purpose of, and does not engage in any business or conduct any activities other than, the development, production, financing, acquisition, distribution or exploitation of any one Film or slate or group of Films or any Film Related Asset and (ii) that has no Debt or other obligation that (x) is Guaranteed or otherwise supported by any other MGM Company (other than any other Single Purpose Subsidiary), other than as a result of Clawback Obligations incurred by such other MGM Company with respect to such Single Purpose Subsidiary or (y)

subjects any asset of any other MGM Company (other than any other Single Purpose Subsidiary) directly or indirectly, contingently or otherwise, to the satisfaction of such Debt or obligation thereof, except as a result of the satisfaction of Clawback Obligations incurred by such other MGM Company with respect to such Single Purpose Subsidiary.

“SPC” has the meaning set forth in Section 10.06(g).

“Special Dividend” has the meaning set forth in Section 5.13.

“Spot Rate” for a currency means the rate determined by the Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Domestic Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Alternative Currency Letter of Credit.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower or Orion.

“Subsidiary Guaranty” means the Amended and Restated Subsidiary Guaranty Agreement dated as of October 15, 1997 between each Guarantor party thereto and the Agent, as amended from time to time.

“Swing Lender” means Bank of America in its capacity as the Swing Lender under the swing loan facility described in Section 2.01(d), and its successors in such capacity.

“Swing Loan” means a Loan made by the Swing Lender pursuant to Section 2.01(d).

“Swing Loan Commitment” means $25,000,000 or, if less, the aggregate amount of the Available Revolving Commitments.

“Swing Loan Refund Amount” has the meaning set forth in Section 2.01(e).

“Temporary Cash Investment” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-2 by Standard & Poor’s Ratings Services or P-2 by Moody’s Investors Service, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of any bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof by any MGM Company, (v) shares in institutional Money Market Funds that adhere to rule 2(a)7 of the Investment Company Act of 1940, as amended, (vi) mortgage backed securities issued by FHLMC, FNMA and GNMA with a credit rating no lower than AAA by Standard & Poor’s Ratings Services or Aaa by Moody’s Investors Service, Inc. (a “Triple A Rating”), (vii) asset-backed securities with a Triple A Rating, (viii) obligations the coupon payments of which are reset by Dutch auction every 7 to 35 days and that have a Triple A Rating or (ix) other short-term investments of credit quality (determined in good faith by the Borrower) at least as high as those described in (i) to (viii).

“Term A Commitment” means, (i) with respect to each Term A Lender listed on the Commitment Schedule, the amount set forth opposite the name of such Term A Lender on the Commitment Schedule under the heading “Term A Commitments” and (ii) with respect to each Eligible Assignee that becomes a Term A Lender pursuant to Section 10.06(b), the amount of the Term A Commitment thereby assumed by it, in each case as such amount may be increased or reduced from time to time pursuant to Section 10.06(b).

“Term A Lender” means each Lender identified as a Term A Lender on the Commitment Schedule, each Eligible Assignee which becomes a Term A Lender pursuant to Section 10.06(b), and their respective successors.

“Term A Loan” means a loan made by a Term A Lender pursuant to Section 2.01(a).

“Term B Commitment” means, (i) with respect to each Term B Lender listed on the Commitment Schedule, the amount set forth opposite the name of such Term B Lender on the Commitment Schedule under the heading “Term B Commitments” and (ii) with respect to each Eligible Assignee that becomes a Term B Lender pursuant to Section 10.06(b), the amount of the Term B Commitment thereby assumed by it, in each case as such amount may be increased or reduced from time to time pursuant to Section 10.06(b).

“Term B Lender” means each Lender identified as a Term B Lender on the Commitment Schedule, each Eligible Assignee which becomes a Term B Lender pursuant to Section 10.06(b), and their respective successors.

“Term B Loan” means a loan made by a Term B Lender pursuant to Section 2.01(b).

“Term Commitment” means a Term A Commitment or a Term B Commitment.

“Term Lender” means a Term A Lender or a Term B Lender.

“Term Loan” means a Term A Loan or a Term B Loan.

“Terminating Lender” means each Lender that is an Existing Lender but is not a Lender upon the effectiveness of this Agreement on the Effective Date.

“Total Borrowed Funds” means at any date the aggregate amount of Debt of the Combined Companies described in clauses (i), (ii), (iv) and (vii) (but, in the case of clause (vii) with respect to Debt of the Combined Companies, only if such Debt Guaranteed is described in clauses (i), (ii) or (iv) of the definition thereof) of the definition of Debt (but excluding (a) any obligations under Sale-Leaseback Transactions which constitute Debt under clause (iv) of the definition thereof and (b) Debt of any Single Purpose Subsidiary, so long as such Debt complies with the provisions of clause (ii) of the definition of Single Purpose Subsidiary), plus the aggregate amount of all Clawback Obligations of the Combined Companies (other than a Single Purpose Subsidiary) that, at such date, are reflected on the balance sheet of the obligor thereof at such date (or would be required to be so reflected if such balance sheet were prepared on such date).

“Tracinda” means Tracinda Corporation, a Nevada corporation, and its successors.

“TV Distribution Venture” means a Person (other than an MGM Company) (i) the common stock or other equity interests of which are owned at least 5% but not more than 50% by the MGM Companies and (ii) that is principally engaged in the distribution, exhibition or exploitation of television programming, including Films and other motion pictures, feature films, shorts, televisions programs or animated programs.

“Type” has the meaning set forth in Section 1.03.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unreimbursed Amount” means, for any Letter of Credit at any time, the aggregate unreimbursed amount then owing by the Borrower in respect of amounts drawn under such Letter of Credit, all determined at the Dollar Equivalent Amount thereof at the time such amount is drawn under such Letter of Credit.

“Unreimbursed Amount Obligations” has the meaning set forth in Section 2.14(c).

“Valuation Date” means, with respect to any Alternative Currency Letter of Credit, each of the following: (i) each Issue Date of such Letter of Credit, (ii) the first Domestic Business Day of each month beginning after the most recent Issue Date of such Letter of Credit, (iii) the date of any payment by the L/C Issuer of any such Letter of Credit and (iv) such additional dates as the Agent or the L/C Issuer shall determine or the Required Lenders shall require. References herein to the “most recent Valuation Date” or the like refer to the most recent of such dates to occur with respect to such Alternative Currency Letter of Credit.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified in the immediately succeeding sentence or otherwise herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent financial statements of the Combined Companies delivered to the Lenders (“GAAP”); provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article 5 or any related definition to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders wish to amend Article 5 or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower and the Required Lenders. The term “Combined Basis”, when used with respect to the determination of any amount, means that such amount is to be determined by combining (i) the relevant amount determined with respect to MGM Studios and its Consolidated Subsidiaries on a consolidated basis and (ii) the relevant amount determined with respect to Orion and its Consolidated Subsidiaries on a consolidated basis, all in accordance with GAAP. Unless the context otherwise requires, whenever an amount herein is expressly to be determined with respect to the Combined Companies, such amount shall be determined on a Combined Basis.

Section 1.03. Classes and Types of Loans and Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders to be made to a single Borrower pursuant to Article 2 on the same date, all of which Loans are of the same Class and Type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Loans hereunder are distinguished by “Class” and by “Type”. The “Class” of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans or of a Group of such Loans) refers to the determination whether such Loan is a Term A Loan, Term B Loan, a Revolving Loan or a Swing Loan, each of which constitutes a Class. The “Type” of a Loan refers to the determination whether such Loan is a Euro-Dollar Loan or a Base Rate Loan. Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a “Term B Euro-Dollar Loan”) indicates that such Loan is both a Term B Loan and a Euro-Dollar Loan (or that such Borrowing or Group of Loans is comprised of such Loans).

ARTICLE 2

THE CREDITS

Section 2.01. Outstanding Term Loans; Commitments to Lend.

(a) Term A Loans. Each Term A Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a single loan to the Borrower on the Effective Date in an amount not to exceed such Term A Lender’s Term A Commitment. The Borrowing pursuant to this subsection shall be made from the several Term A Lenders ratably in proportion to their respective Term A Commitments; provided, that the failure of any Term A Lender to fulfill its obligation to make a Term A Loan on the terms and conditions set forth in this Agreement shall not excuse any other Term A Lender from its obligation to make a Term A Loan in an amount up to the amount of such Term A Lender’s Term A Commitment. Loans made pursuant to this subsection are not revolving in nature and amounts of such loans repaid or prepaid may not be reborrowed.

(b) Term B Loans. Each Term B Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a single loan to the Borrower on the Effective Date in an amount not to exceed such Term B Lender’s Term B Commitment. The Borrowing pursuant to this subsection shall be made from the several Term B Lenders ratably in proportion to their respective Term B Commitments; provided, that the failure of any Term B Lender to fulfill its obligation to make a Term B Loan on the terms and conditions set forth in this Agreement shall not excuse any other Term B Lender from its obligation to make a Term B Loan in an amount up to the amount of such Term B Lender’s Term B Commitment. Loans made pursuant to this subsection are not revolving in nature and amounts of such loans repaid or prepaid may not be reborrowed.

(c) Revolving Loans. During the Revolving Credit Period, each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrower from time to time in amounts such that the Revolving Exposure of such Revolving Lender at such time shall not exceed the amount of its Available Revolving Commitment at such time. Each Borrowing under this subsection shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such

Borrowing may be in the aggregate amount available in accordance with Section 3.03(b)) and shall be made from the several Revolving Lenders ratably in proportion to their respective Revolving Commitments; provided, that the failure of any Revolving Lender at any time to fulfill its obligation to make a Revolving Loan on the terms and conditions set forth in this Agreement shall not in itself excuse any other Revolving Lender from its obligation to make a Revolving Loan. Within the foregoing limits, the Borrower may borrow under this subsection, prepay Revolving Loans to the extent permitted by Section 2.10 and reborrow at any time during the Revolving Credit Period under this subsection. On the Effective Date, the aggregate amount of all Revolving Commitments will be $400,000,000.

(d) Swing Loans. During the Revolving Credit Period, the Swing Lender agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this subsection from time to time in amounts such that at any time (i) the aggregate principal amount of Swing Loans outstanding at such time does not exceed the Swing Loan Commitment and (ii) the aggregate Revolving Exposure at such time does not exceed the aggregate amount of the Available Revolving Commitments at such time. Each Borrowing under this subsection shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the Swing Loan Commitment available in accordance with the immediately preceding sentence). Within the foregoing limits, the Borrower may borrow under this subsection, prepay Swing Loans to the extent permitted by Section 2.10 and reborrow at any time during the Revolving Credit Period under this subsection.

(e) Conversion of Swing Loans to Revolving Loans. The Swing Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Lender to act on its behalf), on notice given by the Swing Lender no later than 10:30 A.M. (New York City time) on the proposed date of Borrowing for the Revolving Loans referred to below, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount (such amount with respect to each Lender, its “Swing Loan Refund Amount”) equal to such Revolving Lender’s Revolving Percentage of the aggregate principal amount of the Swing Loans (the “Refunded Swing Loans”) outstanding on the date of such notice and with respect to which such notice relates, to repay the Swing Lender. Unless any of the events described in clause (g) or (h) of Section 6.01 with respect to the Borrower shall have occurred and be continuing (in which case the procedures of Section 2.01(f) shall apply), each Revolving Lender shall make such Revolving Loan available to the Agent at its address specified in or pursuant to Section 10.01 in immediately available funds, not later than 12:00 Noon (New York City time), on the date specified in such notice. Each such Revolving Loan shall initially be made as a Base Rate Loan. The Agent shall pay the proceeds of such Revolving Loans to the Swing Lender, which shall immediately apply such proceeds to repay Refunded Swing Loans. Effective on the day such Revolving Loans are made, the portion of the Swing Loans so paid shall no longer be outstanding as Swing Loans, shall no longer be due as Swing Loans under the Notes held by the Swing Lender, and shall be due as Revolving Loans under the respective Notes issued to the Revolving Lenders (including the Swing Lender) in accordance with their respective Revolving Percentages.

(f) Purchase of Participations in Swing Loans. If prior to the time Revolving Loans would have otherwise been made pursuant to Section 2.01(e), one of the events described in clause (g) or (h) of Section 6.01 with respect to the relevant Borrower shall have occurred and be continuing, each Revolving Lender shall, on the date such Revolving Loans were to have been made pursuant to the notice referred to in Section 2.01(e) (the “Refunding Date”), purchase an undivided participating interest in the Swing Loans in an amount equal to such Revolving Lender’s Swing Loan Refund Amount. On the Refunding Date, each Revolving Lender shall transfer to the Swing Lender, in immediately available funds, such Lender’s Swing Loan Refund Amount, and upon receipt thereof the Swing Lender shall deliver to such Revolving Lender a Swing Loan participation certificate dated the date of the Swing Lender’s receipt of such funds and in the Swing Loan Refund Amount of such Revolving Lender.

(g) Payments on Participated Swing Loans. Whenever, at any time after the Swing Lender has received from any Revolving Lender such Revolving Lender’s Swing Loan Refund Amount pursuant to Section 2.01(f), the Swing Lender receives any payment on account of the Swing Loans in which the Revolving Lenders have purchased participations pursuant to Section 2.01(f), the Swing Lender will promptly distribute to each such Revolving Lender its ratable share (determined on the basis of the Swing Loan Refund Amounts of all of the Revolving Lenders) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Lender is required to be returned, such Revolving Lender will return to the Swing Lender any portion thereof previously distributed to it by the Swing Lender.

(h) Obligations to Refund or Purchase Participations in Swing Loans Absolute. Each Revolving Lender’s obligation to transfer the amount of a Revolving Loan to the Swing Lender as provided in Section 2.01(e) or to purchase a participating interest pursuant to Section 2.01(f) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender, the Borrower or any other Person may have against the Swing Lender or any other Person, (ii) the occurrence or continuance of a Default or an Event of Default or the termination or reduction of any Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement by the Borrower, any other Lender or any other Person or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.02. Method of Borrowing. (a) The Borrower shall give the Agent notice (a “Notice of Borrowing”) not later than 12:00 Noon (New York City time) on (1) the date of each Base Rate Borrowing (other than a Revolving Borrowing the proceeds of which are to be applied to repay Refunded Swing Loans) and (2) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing:

(i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) whether the Loans comprising such Borrowing are to bear interest initially at a rate based on the Base Rate or at a Euro-Dollar Rate; provided that all Swing Loans shall bear interest at a rate based on the Base Rate;

(iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period; and

(v) in the case of a Swing Loan, the Maturity Date with respect thereto, subject to the provisions of the definition of Maturity Date.

In no event shall (i) the total number of Groups of Loans at any one time outstanding exceed 25 or (ii) the total number of Swing Borrowings made in any one calendar week exceed 3.

(b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such Borrowing (if any) and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(c) Not later than 12:00 Noon (New York City time) on the date of each Borrowing (or, solely in the case of either a Base Rate Borrowing or a Swing Borrowing, 1:00 P.M. (New York City time)), each Lender (or, in the case of a Swing Borrowing, the Swing Lender) shall make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 10.01. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Lenders available to the Borrower by crediting an account of the Borrower maintained with the Agent and specified by the Borrower prior to the date of such Borrowing or, if no such account has been specified, at the Agent’s aforesaid address.

(d) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available to the Agent on the date of such Borrowing in accordance with subsection (c) of this Section and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such share available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.05 and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.03. Notes. (a) The Loans of each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loan made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

Section 2.04. Maturity of Loans; Mandatory Prepayments; Certain Commitment Reductions. (a) Maturity of Revolving Loans. All Revolving Loans and Swing Loans not theretofore due shall mature, and the outstanding principal amount thereof shall be due and payable on the Revolver Maturity Date.

(b) Term A Scheduled Amortization and Maturity. In addition, the Borrower shall repay, and there shall become due and payable, Term A Loans in an amount equal to (i) on each Quarterly Date from and including December 31, 2004 through and including March 31, 2010, 3.0% of the initial aggregate outstanding principal amount of the Term A Loans (as such amount may be reduced pursuant to Section 2.04(e) and Section 2.10(d)) and (ii) on the Maturity Date for Term A Loans, all remaining amounts of Term A Loans then outstanding.

(c) Term B Scheduled Amortization and Maturity. In addition, the Borrower shall repay, and there shall become due and payable, the Term B Loans in an amount equal to (i) on each Quarterly Date from and including December 31, 2004 through and including March 31, 2011, 0.25% of the initial aggregate outstanding principal amount of the Term B Loans and (ii) on the Maturity Date for Term B Loans, all remaining amounts of Term B Loans then outstanding.

(d) Mandatory Prepayments and Revolving Commitments Reduction. The Term Loans shall be prepaid and the Revolving Commitments shall be reduced in the following amounts and at the following times:

(i) in the event that any Reduction Event shall occur, in an amount equal to the Reduction Amount with respect thereto, and, in any case, within five Euro-Dollar Business Days after the date of such Reduction Event; provided that if the Reduction Amount in respect of any Reduction Event is less than $1,000,000, such prepayment or reduction shall be made upon receipt of proceeds such that, together with all other such amounts not previously applied, the Reduction Amount is equal to at least $1,000,000, and

(ii) by not later than May 15 after the end of each Fiscal Year, beginning with Fiscal Year 2004, an amount equal to 50% of Excess Cash Flow determined for such Fiscal Year then ended (or, in the case of Fiscal Year 2004, for the period beginning with the beginning of the third Fiscal Quarter thereof and ending at the end of such Fiscal Year); provided that if on the last day of any such Fiscal Year (x) the ratio of Film Value to Total Borrowed Funds determined as of such day is greater than 4.5:1 and (y) the aggregate principal amount by which the Term Loans have been repaid plus the aggregate amount by which the Revolving Commitments have been permanently reduced is at least $400,000,000, no such payment of Excess Cash Flow shall be required with respect to such Fiscal Year;

provided, that, at the election of the Borrower, if the amount of any such prepayment to be made exceeds the amount of Base Rate Loans of a relevant Class then outstanding, such excess amount shall be deposited in escrow pursuant to arrangements in form and substance satisfactory to the Agent, and such excess shall not be required to be prepaid until the last day of the Interest Periods relating to outstanding Euro-Dollar Loans in an aggregate principal amount equal to or greater than such excess amount unless an Event of Default has occurred and is continuing or the Required Lenders otherwise determine in their sole discretion and so notify the Borrower. The Borrower shall give the Agent at least five Euro-Dollar Business Days’ notice of each prepayment required pursuant to this subsection.

(e) Application of Prepayments, Repayments and Revolving Commitment Reductions.

(i) The prepayments and reductions required pursuant to subsection (d) shall be effected in the following order: first, the Borrower shall prepay the Term Loans until the Term Loans have been paid in full, second, the Revolving Commitments shall be reduced and third, solely if such prepayment is to be made after the Revolving Credit Period, the Borrower shall prepay Revolving Loans until the Revolving Loans have been paid in full.

(ii) Each prepayment of the Term Loans made by the Borrower pursuant to subsection (d) shall be allocated to all outstanding Term Loans, whether Term A Loans or Term B Loans, pro rata in accordance with the respective outstanding principal amount thereof on the date payment is required.

(iii) If on the date of any reduction of the Revolving Commitments pursuant to subsection (d) the aggregate Revolving Exposure on such date exceeds the aggregate Available Revolving Commitments on such date, the Borrower shall apply an amount equal to such excess to prepay the Revolving Credit Loans or Swing Loans (or both) and/or cash collateralize Letters of Credit so that after giving effect thereto the Revolving Exposure of each Revolving Lender does not exceed its Revolving Commitment as then reduced. Amounts to be applied pursuant to the preceding sentence shall be applied first to repay the principal amount of the Swing Loans then outstanding until all such Swing Loans shall have been repaid in full, second to repay the principal amount of the Revolving Loans then outstanding until all such Revolving Loans shall have been repaid in full and third if any excess then remains such excess shall be deposited in the Cash Collateral Account established pursuant to Section 6(C) of the Security Agreement to be held, applied or released for application as provided in the Security Agreement. In determining Revolving Exposure for purposes of this clause (iii), Letter of Credit Liabilities shall be reduced to the extent that they are cash collateralized as contemplated by the previous sentence.

(iv) Subject to clause (ii) of this subsection, each repayment or prepayment of Loans of any Class made by the Borrower pursuant to this Section shall be applied to such Group or Groups of Loans of such Class as the Borrower may designate in the applicable Notice of Borrowing or Notice of Interest Rate Election (or, failing such designation, as determined by the Agent), and, except as provided in subsection (f) with respect to Term B Loans, shall be applied to repay ratably the Loans of such Class of the several Lenders included in such Group or Groups.

(v) The amount of any prepayment of the Term Loans made by the Borrower pursuant to subsection (d) as a result of any event set forth in clause (i) in the definition of “Reduction Event” shall be applied to reduce the amount of subsequent scheduled repayments of the Term Loans pursuant to subsection (b) above in inverse order of maturity. The amount of any prepayment of the Term Loans made by the Borrower pursuant to subsection (d) as a result of any event set forth in clause (ii), (iii) or (iv) in the definition of “Reduction Event” shall be applied to reduce the amount of subsequent scheduled repayments of the Term Loans pursuant to subsection (b) above ratably to all remaining amortization payments.

(f) General Provisions as to Payments. All payments under this Section 2.04 shall be made together with accrued interest thereon to the date of payment thereof.

Section 2.05. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made to but excluding the date it becomes due or is converted into a Euro-Dollar Loan, at a rate per annum equal to the sum of (x) the Base Rate Margin plus (y) the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date (or, if any such day is not a Domestic Business Day, the next preceding Domestic Business Day). Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, from and including the first day thereof to but excluding the last day thereof, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and, with respect to the principal amount of any Euro-Dollar Loan converted to a Base Rate Loan, on each date a Euro-Dollar Loan is so converted.

The “Adjusted London Interbank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage. The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

“London Interbank Offered Rate” means for any Interest Period (which term shall include, solely for purposes of determinations with respect to overdue amounts pursuant to clause (c) of Section 2.05, any period selected by the Agent or otherwise determined in accordance with the provisions of such clause (c)) with respect to a Eurodollar Rate Loan:

(i) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period, or

(ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period, or

(iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Euro-Dollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Euro-Dollar Business Days prior to the first day of such Interest Period.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the

Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member Lender of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

(c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the London Interbank Offered Rate determined for a period of one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Agent may select) by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in Section 8.01(a) or 8.01(b) shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day) and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due.

(d) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Lenders of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.06. Fees. (a) During the Revolving Credit Period, the Borrower shall pay to the Agent for the account of each Revolving Lender a commitment fee at the Commitment Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily amount by which such Revolving Lender’s Revolving Commitment exceeds its Revolving Exposure; provided that no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Such commitment fee shall accrue from and including the Effective Date to but excluding the date of termination of the Revolving Commitments in their entirety.

(b) The Borrower shall pay (i) to the Agent for the account of the Revolving Lenders ratably in proportion to their Revolving Commitments, a letter of credit fee accruing daily on the aggregate Available L/C Amount under all Letters of Credit at the Letter of Credit Fee Rate (determined in accordance with the Pricing Schedule) (provided that, on any date and for any Alternative Currency Letter of Credit, if there is an aggregate Excess Amount attributable, in whole or in party, to such Alternative Currency Letter of Credit, the portion of such letter of credit fee attributable to such Excess Amount, if any, shall be paid for the account of the L/C Issuer in respect thereof) and (ii) to each L/C Issuer a letter of credit fronting fee accruing daily on the aggregate Available L/C Amount under all Letters of Credit issued by such L/C Issuer at a rate per annum equal to ¼ of 1%.

(c) Accrued fees under Sections 2.06(a) and (b) shall be payable quarterly in arrears on each Quarterly Date (or, if any such day is not a Domestic Business Day, the next preceding Domestic Business Day) and on the date of termination of the Revolving Commitments in their entirety (and, if later, the date on which the aggregate Letter of Credit Liabilities shall have been reduced to $0).

Section 2.07. Optional Termination or Reduction of Commitments. During the Revolving Credit Period the Borrower may, upon at least three Domestic Business Days’ notice to the Agent, (i) terminate the Revolving Commitments at any time, if no Revolving Loans, no Swing Loans or Letter of Credit Liabilities are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Revolving Commitments in excess of the aggregate Revolving Exposure at such time.

Section 2.08. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall initially be of the Type specified by the Borrower in the applicable Notice of Borrowing, subject to the limitations set forth in Section 2.02; provided that the Type of any Loans outstanding under the Original Credit Agreement immediately prior to the Effective Date shall be the Type which such Loans are immediately prior to the Effective Date. On and after the Effective Date, the Borrower may from time to time elect to change or continue the Type of Loans in each Group of Loans (other than any Group of Loans which are Swing Loans), subject in each case to the provisions of Article 8, as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; provided that no Base Rate Loans shall be converted to Euro-Dollar Loans if at the time such conversion is to be effective, an Event of Default has occurred and is continuing; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day or to continue such Loans as Euro-Dollar Loans for an additional Interest Period as of any Euro-Dollar Business Day, subject to Section 2.12 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans; provided that no Euro-Dollar Loans shall be continued as Euro-Dollar Loans if at the time such continuation is to be effective, an Event of Default has occurred and is continuing.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Agent not later than 12:00 Noon (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000. If no Notice of Interest Election is timely received prior to the end of an Interest Period for any Group of Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans as of the last day of such Interest Period. In no event shall the total number of Groups of Loans at any time outstanding exceed 25. In addition, in no event shall the Borrower select in any calendar year more than 12 Interest Periods that are weekly periods (as defined in the definition of Interest Period).

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, subject to the provisos set forth in Sections 2.08(a)(i) and 2.08(a)(ii);

(iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans being converted are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to Section 2.08(a), the Agent shall promptly notify each Lender of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a “Borrowing” subject to the provisions of Section 3.03.

Section 2.09. Mandatory Termination of Commitments. (a) Revolving Commitments. The Revolving Commitments shall terminate on the Revolver Maturity Date.

(b) Swing Loan Commitment. The Swing Loan Commitment shall terminate on the Revolver Maturity Date.

Section 2.10. Optional Prepayments. (a) Subject, in the case of any Borrowing of Euro-Dollar Loans to Section 2.12, the Borrower may, upon at least one Domestic Business Day’s notice to the Agent, prepay any Group of Base Rate Loans or upon at least three Euro-Dollar Business Days’ notice to the Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 (or, solely in the case of any Group of Loans which are Swing Loans, $1,000,000) or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Lenders included in such Group.

(b) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

(c) Each prepayment of the Term Loans made by the Borrower pursuant to this Section 2.10 shall be allocated pro rata on the basis of principal amount between the then outstanding Term A Loans and Term B Loans.

(d) Each prepayment of the Term Loans of either Class made by the Borrower pursuant to this Section shall be applied as follows: first, to reduce the amount of the subsequent scheduled repayments of the Term Loans (if any) of such Class to be made within 180 days of the date such prepayment is made in forward order until such amount shall have been paid in full and thereafter to reduce the amount of subsequent scheduled repayments to the Term Loans of such Class in inverse order of maturity.

Section 2.11. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of Letter of Credit Liabilities and of fees hereunder (other than fees payable directly to any L/C Issuer), not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 10.01. The Agent will promptly distribute to each Lender its ratable share of each such payment received by the Agent for the account of the Lenders. Whenever any payment of principal of, or interest on, the Base Rate Loans or of Letter of Credit Liabilities or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due from the Borrower to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

Section 2.12. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.05(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Lender in accordance with Section 2.02(a), 2.04(d), 2.08 or 2.10, the Borrower shall reimburse each Lender within 15 days after demand for any resulting loss or expense incurred by it (or, without duplication, by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.13. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14. Letters of Credit. (a) Subject to the terms and conditions hereof, each L/C Issuer agrees to issue letters of credit denominated in Dollars or (if and to the extent agreed in writing from time to time between such L/C Issuer and the Borrower, and subject to any sublimit for Letters of Credit denominated in any currency so agreed by such parties) in one or more Alternative Currencies hereunder from time to time before the tenth day before the Revolver Maturity Date upon the request of the Borrower (the “Letters of Credit”); provided that, immediately after each Letter of Credit is issued (including through any extension or renewal), the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment and the aggregate amount of the Revolving Exposures shall not exceed the aggregate amount of the Available Revolving Commitments. Upon the date of issuance by an L/C Issuer of a Letter of Credit, the L/C Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from the L/C Issuer, a participation in such Letter of Credit and all of the related Letter of Credit Liabilities pro rata to their respective Revolving Percentages.

(b) The Borrower shall give the L/C Issuer notice (a copy of which shall be provided to the Agent) at least three Local Business Days prior to the requested issuance of a Letter of Credit specifying the date such Letter of Credit is to be issued and the amount and currency thereof (which shall be Dollars or an Alternative Currency agreed between the Borrower and L/C Issuer), and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension or renewal of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the L/C Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Revolving Lender of the contents thereof and of the Dollar Equivalent Amount of such Revolving Lender’s participation in such Letter of Credit. The issuance by the L/C Issuer of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.03, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the L/C Issuer and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the L/C Issuer shall have reasonably requested. The Borrower shall also pay to the L/C Issuer for its own account issuance, drawing, amendment and extension charges, in Dollars or in such Alternative Currency, and in the amounts and at the times as agreed between the Borrower and the L/C Issuer. The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the L/C Issuer, upon timely notice to the L/C Issuer from the Borrower requesting termination of such Letter of Credit, the L/C Issuer shall timely give such notice of termination unless it has theretofore timely (in accordance with any application or other relevant documentation applicable thereto) received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. No Letter of Credit shall have a term extending or be extendible beyond the date which is ten days prior to the Revolver Maturity Date.

(c) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Agent and the Agent shall promptly give notice (a “Draw Notice”) to the Borrower and each Revolving Lender of the Dollar Equivalent Amount of such drawing determined as of such Valuation Date, and the amount to be paid as a result of such demand or drawing and the payment date. The Borrower and each Revolving Lender hereby irrevocably and unconditionally agree that any reimbursement owed by such Person to the L/C Issuer hereunder in respect of any Letter of Credit, whether stated in Dollars or in an Alternative Currency, shall be in US Dollars in the amount of the Dollar Equivalent Amount in respect thereof. Upon receipt of a Draw Notice by the Borrower, the Borrower shall be irrevocably and unconditionally obligated to reimburse the L/C Issuer in US Dollars the Dollar Equivalent Amount of any amounts paid by the L/C Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind on the second Domestic Business Day following the date of receipt, all determined at the Dollar Equivalent Amount of such drawing on the date of payment by the L/C Issuer. Regardless of if and when a Draw Notice is given to or received by the Borrower, all such amounts paid by the L/C Issuer and remaining unpaid by the Borrower shall bear interest calculated on the Dollar Equivalent Amount thereof and payable on demand, for each day from and including the date of payment by the L/C Issuer until paid at a rate per annum equal to (x) to but not including the due date determined in accordance with the preceding sentence, the rate applicable to Base Rate Revolving Loans for such day and (y) on and after such due date, the sum of 2% plus the rate applicable to Base Rate Revolving Loans for such day. In addition, each Revolving Lender will pay to the Agent, for the account of the L/C Issuer, immediately upon the L/C Issuer’s demand at any time during the period commencing after such drawing until reimbursement therefor in full by the Borrower, an amount in US Dollars equal to such Lender’s ratable share of the Dollar Equivalent Amount of such drawing (in proportion to its participation therein), together with interest on such amount for each day from the date of the L/C Issuer demand for such payment (or, if such demand is made after 12:00 Noon (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Lender of such amount at the Federal Funds Rate (the obligation of any Revolving Lender pursuant to this sentence, its “Unreimbursed Amount Obligations”). The L/C Issuer will pay to each Revolving Lender ratably all amounts received from the Borrower for application in payment of its reimbursement obligations in respect of any Letter of Credit, but only to the extent such Revolving Lender has made payment to the L/C Issuer in respect of such Letter of Credit pursuant hereto (including pursuant to clause (d) below).

(d) Notwithstanding anything to the contrary in clause (c) above, if any Revolving Lender’s Unreimbursed Amount Obligation, when added to such Revolving Lender’s Other Revolving Exposure (as defined below) at such time, exceeds its Revolving Commitment (the amount of such excess, if any, the

“Excess Amount”), then such Revolving Lender’s Unreimbursed Amount Obligation shall be reduced by such Excess Amount. If at any time after the date of any determination of an Excess Amount, such Revolving Lender’s Other Revolving Exposure shall be reduced (as a result of the repayment of any Revolving Loan, termination of a Letter of Credit undrawn, reimbursement by the Borrower of any Unreimbursed Amounts or otherwise), such Revolving Lender shall forthwith pay to the L/C Issuer the largest portion of such Excess Amount that, together with (x) all prior unreimbursed payments by such Revolving Lender with respect to such Unreimbursed Amount Obligation and (y) such Revolving Lender’s Other Revolving Exposure at such time, does not exceed its Revolving Commitment. As used in this clause (d), “Other Revolving Exposure” means, for any Revolving Lender and for purposes of determining the amount of its Unreimbursed Amount Obligation at any time, an amount equal to the sum of:

(i) the aggregate principal amount of the Revolving Loans of such Revolving Lender outstanding at such time,

(ii) such Revolving Lender’s Revolving Percentage of the aggregate principal amount of the Swing Loans outstanding at such time and

(iii) such Revolving Lender’s Letter of Credit Liabilities at such time, other than with respect to such Unreimbursed Amount.

If, in determining the Unreimbursed Amount Obligation for any Unreimbursed Amount and the related Other Revolving Exposure, any Unreimbursed Amount and/or Available L/C Amount in respect of any Alternative Currency Letter of Credit exceeds the Fixed Reserve Amount therefor (the amount of such excess for any Letter of Credit Liability, the “Fixed Reserve Excess”), then the Fixed Reserve Excess for each of the foregoing shall be reduced (solely for purposes of this calculation), pro rata for the relevant liabilities of each affected Alternative Currency Letter of Credit in accordance with its related Fixed Reserve Amount, such that, after giving effect to such reduction, the sum of the Unreimbursed Amount Obligation and the related Other Revolving Exposure of each Revolving Lender does not exceed such Lender’s Revolving Commitment.

(e) The obligations of the Borrower and each Revolving Lender under subsections (c) and (d) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Lenders (including the L/C Issuer) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) payment under a Letter of Credit against presentation to the L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit;

(vii) any fluctuation in the value of any currency in which any such Letter of Credit may be issued, including without limitation the increase of the Letter of Credit Liabilities to an amount in excess of the Letter of Credit Commitment or, in the case of the Borrower, the fact that the Reimbursement Obligations in respect of any Letter of Credit may exceed the sum of the Revolving Lenders’ Unreimbursed Amount Obligations with respect thereto; or

(viii) any other act or omission to act or delay of any kind by any Lender (including the L/C Issuer), the Agent or any other Person, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of the Borrower’s or the Lender’s obligations hereunder.

Nothing in this subsection (e) is intended to limit the right of the Borrower to make a claim against the L/C Issuer for damages as contemplated by the proviso to the first sentence of subsection (f).

(f) The Borrower hereby indemnifies and holds harmless each L/C Issuer and the Agent (and, to the extent any other Lender shall have contributed toward or indemnified against any such claim, damage, loss, liability, cost or expense, incurred by an L/C Issuer or the Agent, each such other Lender) from and against any and all claims, damages, losses, liabilities, costs or expenses which it may incur (including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the L/C Issuer may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such L/C Issuer hereunder), and none of the Lenders (including an L/C Issuer) nor the Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (e) above, as well as any error, omission, interruption or delay in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, any error in interpretation of technical terms, any loss or delay in the transmission of any document required in order to make a drawing under a Letter of Credit, any consequences arising from causes beyond the control of the L/C Issuer, including without limitation any government acts, or any other circumstances whatsoever in making or failing to make payment under such Letter of Credit; provided that Borrower shall not be required to indemnify any Lender for any claims, damages, losses, liabilities, costs or expenses, and the Borrower shall have a claim against the L/C Issuer for direct (but not consequential) damage suffered by it, to the extent found by a court of competent jurisdiction to have been caused by (x) the willful misconduct or gross negligence of the L/C Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the L/C Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit. Nothing in this subsection (f) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an L/C Issuer as required by this subsection, the Revolving Lenders agree to do so ratably in accordance with their Revolving Commitments.

(g) The L/C Issuer in respect of any Alternative Currency Letter of Credit shall notify the Agent on each Valuation Date with respect to such Alternative Currency Letter of Credit of the aggregate Dollar amount of all Unreimbursed Amounts and the Dollar Equivalent Amount, determined as of such Valuation Date, of the Available L/C Amount of such Alternative Currency Letter of Credit. If after giving effect to the foregoing, the aggregate Revolving Exposure on such date exceeds the aggregate Revolving Commitments on such date, the Borrower shall apply an amount equal to such excess to prepay the Revolving Loans or Swing Loans (or both) and (if no Revolving Loans or Swing Loans are then outstanding or the aggregate principal amount of all such outstanding Loans is less than such excess amount) cash collateralize Letters of Credit so that after giving effect thereto the Revolving Exposure of each Revolving Lender does not exceed its Revolving Commitment as then reduced. Amounts to be applied pursuant to the preceding sentence shall be applied first to repay the principal amount of the Swing Loans then outstanding until all such

Swing Loans shall have been repaid in full, second to repay the principal amount of the Revolving Loans then outstanding until all such Revolving Loans shall have been repaid in full and third if any excess then remains such excess shall be deposited in the Cash Collateral Account established pursuant to Section 6(C) of the Security Agreement to be held, applied or released for application as provided in the Security Agreement. In determining Revolving Exposure for purposes of this clause (iii), Letter of Credit Liabilities shall be reduced to the extent that they are cash collateralized as contemplated by the previous sentence.

ARTICLE 3

CONDITIONS

Section 3.01. Signing Date. This obligations of the parties hereto shall become effective on the date when each of the following conditions shall have been satisfied:

(a) the Agent shall have received from the Borrower and each Lender either a counterpart hereof signed by such party or facsimile or other written confirmation satisfactory to the Agent confirming that such party has signed a counterpart hereof;

(b) the Agent shall have received an opinion of Gibson, Dunn & Crutcher LLP, special counsel for the Obligors, substantially in the form of Exhibit B and dated the Signing Date;

(c) the Agent shall have received a Perfection Certificate (as defined in the Security Agreement) as of the Signing Date duly completed by the Borrower, together with financing statements on Form UCC-1 or UCC-3 in form sufficient for filing in all jurisdictions in which such filing is necessary to perfect or continue the perfection of Liens created by the Collateral Documents and all necessary documents for filing with the U.S. Patent and Trademark Office and the U.S. Copyright Office, and the delivery of any promissory notes and stock certificates comprising the Collateral;

(d) after giving effect to the amendment and restatement of the Original Credit Agreement effected hereby, (i) no Default shall have occurred and be continuing and (ii) the representations and warranties of the Obligors contained in the Loan Documents shall be true in all material respects on and as of the Signing Date; and

(e) the Agent shall have received all documents the Agent may reasonably request relating to the existence of the Obligors, the corporate authority for and the validity of the Loan Documents, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Agent.

Section 3.02. Consequences of Effectiveness. (a) On the initial Borrowing date specified in the Notice of Borrowing delivered on the Signing Date (the “Effective Date”), without further action by any of the parties thereto (but subject to the funding of the Loans and other transactions set forth in this Section 3.02), (i) the Original Credit Agreement will be automatically amended and restated to read as this Agreement reads and (ii) the rights and obligations of the Terminating Lenders under the Original Credit Agreement will terminate, provided that their rights under Sections 2.12, 8.04 and 10.03(b) of the Original Credit Agreement will survive. If the Borrower shall have notified the Agent through the Notice of Borrowing delivered on the Effective Date that the Borrower wishes to maintain one or more Revolving Loans (a “Pre-Effective Date Loan”) that are outstanding immediately prior to the Effective Date as an outstanding Revolving Loan after giving effect to the Effective Date instead of repaying all then-outstanding Pre-Effective Date Loans on the Effective Date, then on and effective as of the Effective Date (immediately prior to the other amendments effected by this Agreement, but subject to payment of principal of and accrued interest on the amounts of Loans assigned by each Assigning Lender (as defined below)), each Existing Lender with a Revolving Commitment decreased Revolving Commitment after giving effect to the Effective Date, including without limitation the Terminating Lenders (each, an “Assigning Lender”), shall be deemed to have assigned to each Lender with an increased Revolving Commitment after giving effect to the Effective Date, including without limitation any Lender that was not an Existing Lender (each, an “Assuming Lender”) (and each Assuming Lender shall be deemed to have assumed and purchased), in each case ratably, a portion of its Revolving Commitment and outstanding Revolving Loans of term or, such that after giving effect to all of the foregoing and additional Loans made and Revolving Commitments undertaken on the Effective Date, the Terminating Lenders shall have had all such amounts reduced to zero and each Lender shall have the Revolving Commitment amount and outstanding Loans of each term as agreed. As soon as practicable following the Effective Date, the Borrower shall reimburse each Assigning Lender in accordance with Section 2.12 for any funding losses incurred in connection with the purchase of any Loans on the Effective Date as if such Loans had been prepaid on the Effective Date. Each party hereto agrees that the transactions contemplated by this Section 3.02 comply with Section 10.06 notwithstanding the limitations or assignment amounts expressed therein, and that the $3,500 processing fee referred to in Section 10.06(b) is waived solely with respect to the assignments effected by this Section 3.02.

(b) The interest rates determined in accordance with Section 2.05 of this Agreement shall be effective on the Effective Date; provided that, the interest rate applicable to each Euro-Dollar Loan that, after giving effect to any repayment on such day, is outstanding on the Effective Date for each day during the then current Interest Period applicable thereto shall be the rate per annum equal to the sum of the Euro-Dollar Margin (as defined in this Agreement) for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan for such Interest Period (as determined pursuant to Section 2.05 of the Original Credit Agreement).

(c) On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by the provisions hereof. The rights and obligations of the parties to the Original Credit Agreement with respect to the period prior to the Effective Date shall continue to be governed by the provisions thereof as in effect prior to the Effective Date, except that all interest and fees accrued under the Original Credit Agreement to but excluding the Effective Date shall be paid on the Effective Date.

Section 3.03. Borrowings and Issuances of Letters of Credit. The obligation of any Lender to make a Loan on the occasion of any Borrowing (other than the obligation of any Lender to make a Refunding Swing Loan), and the obligation of an L/C Issuer to issue (which shall include, for purposes of this Section, any renewal or extension of the term of) any Letter of Credit are each subject to the satisfaction of the following conditions:

(a) receipt by the Agent of a Notice of Borrowing as required by Section 2.01 or receipt by an L/C Issuer of a Notice of Issuance as required by Section 2.14(b);

(b) solely in the case of a Revolving Borrowing, a Swing Borrowing or issuance of a Letter of Credit the fact that, immediately after such Borrowing or the issuance of such Letter of Credit, as the case may be, the aggregate Revolving Exposure will not exceed the aggregate amount of the Available Revolving Commitments;

(c) the fact that, immediately before and after such Borrowing or issuance of a Letter of Credit, as the case may be, no Default shall have occurred and be continuing;

(d) the fact that the representations and warranties of the Obligors contained in the Loan Documents shall be true in all material respects on and as of the date of such Borrowing; and

(e) in the case of the borrowing on the Effective Date, the Agent and the Lead Arrangers shall receive payment in full of all fees, expenses and other amounts due and payable hereunder (including (i) interest and fees payable pursuant to Section 3.02(c) and (ii) fees and expenses payable pursuant to Section 10.03) or pursuant to any letter agreement between the Borrower and the Agent or the Lead Arrangers relating to the transactions contemplated by the Loan Documents.

Each Borrowing and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or issuance of a Letter of Credit, as the case may be, as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Principal Obligor represents and warrants that:

Section 4.01. Corporate Existence and Power. Each Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure to have such licenses, authorizations, consents and approvals could not in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party (i) are within the corporate powers of such Obligor and have been duly authorized by all necessary corporate action, (ii) require no action by or in respect of, or filing with, any governmental body, agency or official, other than actions or filings which have been taken or made on or prior to the Effective Date or, solely with respect to filings necessary to perfect any security interest created under any of the Collateral Documents, will be made on or prior to 5 Domestic Business Days after the Effective Date, (iii) do not contravene, or constitute a default under, any provision (A) of applicable law or regulation, (B) of the articles or certificate of incorporation or by-laws of such Obligor, (C) of any agreement or instrument under which Debt has or may be incurred binding upon MGM or any of its Subsidiaries, (D) of any other agreement or instrument binding upon MGM or any of its Subsidiaries which contravention or default could reasonably be expected to have a Material Adverse Effect or (E) of any judgment, injunction, order or decree binding upon MGM or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any material asset of MGM or any of its Subsidiaries.

Section 4.03. Binding Effect. The Loan Documents (other than the Notes) to which each Obligor is a party constitute valid and binding agreements of such Obligor and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except (i) as may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) as may be limited by equitable principles of general applicability.

Section 4.04. Financial Information; Information Memorandum. (a) The consolidated balance sheet of MGM and its consolidated Subsidiaries as of December 31, 2003 and the related consolidated statements of income and cash flows for the Fiscal Year then ended, reported on by Ernst & Young, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with generally accepted accounting principles, the combined financial position of the Combined Companies as of such date and their combined results of operations and cash flows for such Fiscal Year.

(b) At all times during the period referred to in clause (a) above, all assets and liabilities of MGM and its consolidated Subsidiaries (other than capital stock of the Borrower held by MGM) were held or maintained by such consolidated Subsidiaries, and, except for capital stock of the Borrower, MGM had no assets or liabilities separate and apart from those of its consolidated Subsidiaries.

(c) The projections set forth in the Information Memorandum were prepared in good faith on assumptions believed to be reasonable at the time of preparation thereof.

(d) Since December 31, 2003 there has been no material adverse change in the assets or liabilities or the business, financial position or results of operations of the Combined Companies, considered as a whole, except for any such change as a result of (x) any change resulting from general economic, financial or market conditions not specific to an MGM Company or the business in which they operate or (y) any change resulting from conditions or circumstances generally affecting the business in which the MGM Companies operate (including losses from the release of Films in the ordinary course of business).

Section 4.05. Litigation. Except as set forth in Schedule 4.05, there is no action, suit or proceeding pending against, or to the knowledge of either Principal Obligors threatened against or affecting, MGM or any of its Subsidiaries or questioning the validity or enforceability of the Loan Documents, in each case before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect.

Section 4.06. Compliance with ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except in each case to the extent that the same could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, except to the extent that the same could not reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, except to the extent that the same could not reasonably be expected to have a Material Adverse Effect. Neither MGM nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither MGM nor any Commonly Controlled Entity would become subject to any liability under ERISA if MGM or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, except in each case to the extent that the same could not reasonably be expected to have a Material Adverse Effect. No such Multiemployer Plan is in Reorganization or Insolvent. Neither MGM nor any of its Subsidiaries has any liability for any post-retirement welfare benefits.

Section 4.07. Environmental Compliance. In the ordinary course of its business, each Principal Obligor conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of such Principal Obligor and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

Section 4.08. Taxes. MGM and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by MGM or any Subsidiary (other than any such taxes being contested in good faith by appropriate proceeding and with respect to which appropriate reserves in accordance with generally accepted accounting principles have been taken). The charges, accruals and reserves on the books of MGM and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.09. Subsidiaries. (a) Each of the Material Subsidiaries is a corporation or other business entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all corporate or other powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that the failure of such Material Subsidiaries to maintain their respective good standing or to have such licenses, authorizations, consents and approvals could not in the aggregate reasonably be expected to have a Material Adverse Effect (or its existence has been terminated as permitted under Section 5.04 or it has merged or consolidated with another Person as permitted under Section 5.08(a)).

(b) Schedule 4.09 lists all of the Material Subsidiaries (including any Material Subsidiary the existence of which has been terminated as permitted under Section 5.04 or which has merged or consolidated with another Person as permitted under Section 5.08(a)). Each Material Subsidiary (other than Foreign Subsidiaries and Single Purpose Subsidiaries) is a Guarantor. Orion is a direct or indirect wholly-owned Subsidiary of MGM, and each Guarantor other than Orion is a direct or indirect wholly-owned Subsidiary of a Principal Obligor.

Section 4.10. Regulatory Restrictions on Borrowing. No Obligor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

Section 4.11. Full Disclosure. No information heretofore or hereafter furnished by any Obligor to the Agent or any Lender for purposes of or in connection with the Loan Documents or any transaction contemplated thereby contains or, taken together with all information so furnished will contain, any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.12. Intellectual Property. Except as set forth in Schedule 4.05, each MGM Company owns, or is a licensed to use, all trademarks, tradenames, copyrights (including without limitation any copyrights relating to Library Films), technology, know-how and processes necessary for the conduct of their respective businesses as currently conducted (the “Intellectual Property”), except to the extent that the failure to own or be licensed to use any such Intellectual Property could not in the aggregate reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does either Principal Obligor know of any valid basis for any such claim, except, in each case, for claims which could not in the aggregate reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by any MGM Company does not infringe on the rights of any Person, except to the extent that such infringements could not in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 4.13. Collateral Documents. The representations and warranties made by the Obligors in the Collateral Documents are true and correct in all material respects.

Section 4.14. Solvency. As of the Effective Date after giving effect to the transactions contemplated hereby to occur on the Effective Date, and at all times thereafter, including without limitation both before and immediately after the Special Dividend: (i) the aggregate fair market value of the business and/or assets of each Principal Obligor, and of the Obligors, taken as a whole, will in each case exceed its or their respective liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) each Principal Obligor will, and the Obligors, taken as a whole, will, have sufficient cash flow to enable it or them (as the case may be) to pay its or their debts as they mature and (iii) the MGM Companies will not have unreasonably small capital for the business in which the MGM Companies are engaged.

Section 4.15. Regulation U. After giving effect to the issuance of any Letters of Credit and the application of the proceeds of any Loans, not more than 25% of the value of the assets of MGM Companies is represented by “margin stock” as defined in Regulation U.

ARTICLE 5

COVENANTS

Each Principal Obligor agrees that, so long as any Lender has any Commitment hereunder or any Loan is outstanding or any amount payable under any Note or any Letter of Credit Liability remains unpaid:

Section 5.01. Information. The Borrower will deliver to the Agent electronically, in form satisfactory for posting on IntraLinks or other electronic posting system identified by the Agent by notice to the Borrower, and the Agent shall promptly make the same available to the Lenders through IntraLinks or such other system and notify the Lenders thereof (but in the case of any information that cannot reasonably be so provided, the Borrower shall deliver such information to the Agent with sufficient copies for all Lenders, and the Agent shall deliver promptly upon receipt to the Lenders):

(a) as soon as available and in any event within 105 days after the end of each Fiscal Year, (i) a combined balance sheet of the Combined Companies as of the end of such Fiscal Year and the related combined statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an unaudited combined statement of cash flows of the Combined Companies for such Fiscal Year, setting forth in reasonable detail a calculation of combined cash flows from operations of the Combined Companies for such Fiscal Year (determined in a manner consistent with the statements of cash flows included in the Information Memorandum);

(b) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) an unaudited combined balance sheet of the Combined Companies as of the end of such Fiscal Quarter and the related unaudited combined statements of operations and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in the case of such statements of operations and cash flows, in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower and (ii) an unaudited combined statement of cash flows of the Combined Companies for such Fiscal Quarter and the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in reasonable detail a calculation of combined cash flows from operations of Combined Companies for such Fiscal Quarter and the portion of the Fiscal Year ended at the end of such Fiscal Quarter (determined in a manner consistent with the statements of cash flows included in the Information Memorandum);

(c) simultaneously with the delivery of each set of financial statements referred to in Sections 5.01(a) and 5.01(b), (A) a certificate of the chief financial officer or the chief accounting officer of the Borrower, (i) setting forth in reasonable detail the calculations required to establish (x) whether the Principal Obligors were in compliance with the requirements of Sections 5.11 through 5.14 and 5.19 through 5.24, inclusive, on the date of such financial statements and (y) the Clawback Obligations at the last day of the Fiscal Quarter or Fiscal Year as to which such financial statements relate, (ii) setting forth (x) the aggregate fair market value of all Film Value Assets that have been disposed of pursuant to Film Value Asset Dispositions since the date of the immediately prior certificate delivered pursuant to this Section 5.01(c) (or in the case of the first certificate delivered hereunder, since the Effective Date) (other than pursuant to Ordinary Course Library Film Licensing Agreements), (y) whether the Principal Obligors are in compliance with the provisions of Section 5.23 on the date of such financial statements and, for purposes of such calculation, Film Value shall be as set forth in the appraisal report delivered on or most recently prior to such date pursuant to Section 5.01(j) (averaged, if necessary, in accordance with the definition thereof) and adjusted to give effect to all Film Value Asset Dispositions (other than pursuant to Ordinary Course Library Film Licensing Agreements) consummated after the date as of which such appraisal report has been prepared (but including any payments to be made (but not yet made) to any Obligor pursuant to the agreements governing any such Film Value Asset Disposition and constituting a portion of the purchase price with respect to the Film Value Asset disposed pursuant to such Film Value Asset Disposition); and (z) in reasonable detail, the calculations required to make such determination, (iii) listing all new Material Subsidiaries since the date of the previous certificate delivered pursuant to this Section 5.01(c), (iv) in the case of financial statements referred to in Section 5.01(a) only, the amount of Excess Cash Flow (if any) for the Fiscal Year then ended, together with the calculations, in reasonable detail, required to make such determination and (v) stating whether, to his or her knowledge, any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Principal Obligors are taking or proposes to take with respect thereto and (B) from the chief financial officer or the chief accounting officer of the Borrower, a report setting forth in reasonable detail a discussion and analysis of the Combined Companies’ financial condition and results of operations for the Fiscal Quarter then ended;

(d) simultaneously with the delivery of each set of financial statements referred to in Section 5.01(a)(i), a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default under Sections 5.19 to 5.24, inclusive, existed on the date of such statements and (ii) confirming the accuracy of the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to Section 5.01(c);

(e) reasonably promptly after any Responsible Officer obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Principal Obligors are taking or propose to take with respect thereto;

(f) as soon as reasonably practicable after any Responsible Officer obtains knowledge thereof, notice of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect and the nature of such Material Adverse Effect;

(g) as soon as reasonably practicable after any Responsible Officer obtains knowledge of the commencement of, or of a threat of the commencement of, an action, suit or proceeding against MGM or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which questions the validity or enforceability of the Loan Documents, a certificate of a senior financial officer of the Borrower setting forth the nature of such pending or threatened action, suit or proceeding and such additional information with respect thereto as may be reasonably requested by any Lender;

(h) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) (if any) which the Borrower or MGM shall have filed with the Securities and Exchange Commission;

(i) written notice of the following events, as soon as possible and in any event within 30 days after any of the appropriate officers or employees of MGM with responsibility for MGM’s Plans and the compliance by such Plans with ERISA and the Code knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, the filing of an application for a waiver of the minimum funding standard with respect to a Plan under Section 412 of the Code, the creation of any Lien in favor of PBGC or a Plan or any withdrawal from, or the termination, reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or MGM or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, reorganization or Insolvency of, any Plan;

(j) (i) not later than April 30 of each calendar year, commencing with 2004, an appraisal report prepared by a qualified independent appraiser selected by the Borrower and reasonably satisfactory to the Agent, as to the Film Value as of the last day of the immediately preceding Fiscal Year, performed, in the case of Library Films, using the methods and procedures used in, and prepared in a form substantially consistent with, the appraisal prepared by Harris Nesbitt as to the Film Value as of the last day of 2003, a copy of which has been delivered to each of the Lenders prior to the Effective Date; and

(ii) not later than October 31 of each calendar year, beginning with October 31, 2004, a bring-down appraisal report prepared and certified by the chief financial officer or the chief accounting officer of the Borrower, as to the Film Value as of the immediately preceding June 30, performed using the methods and procedures used in, and prepared in a form substantially consistent with, the appraisal most recently delivered pursuant to clause (j)(i) above;

(k) within 30 days after the end of each Fiscal Year, the operating and capital expenditure budgets and cash flow forecasts of the Combined Companies for the Fiscal Year then begun, which budgets and forecasts shall be in format and scope reasonably consistent with the projections, budgets and forecasts set forth in the Information Memorandum; and

(l) from time to time such additional information regarding the financial position or business of the MGM Companies or any other Obligor as the Agent, at the request of any Lender, may reasonably request.

In providing the information described in clauses (a) and (b) above, the Borrower may deliver such information with respect to MGM and the Combined Companies on a consolidated basis instead of separate reports of the Combined Companies on a Combined Basis, but only for so long as MGM has no separate assets (other than the capital stock of the Principal Obligors) and no separate liabilities, and the chief financial officer or the chief accounting officer so certifies in connection with and at the time of such delivery.

Section 5.02. Payment of Obligations. Each Principal Obligor will pay and discharge, and will cause each of its Material Subsidiaries to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except (i) where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Material Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same and (ii) where the failure to pay or discharge such obligations and liabilities could not reasonably be expected to have a Material Adverse Effect.

Section 5.03. Maintenance of Property; Insurance. (a) Each Principal Obligor will keep, and will cause each of its Material Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Principal Obligor will, and will cause each of its Material Subsidiaries to, maintain (in the name of such Principal Obligor or such Subsidiary) with financially sound and responsible insurance companies, insurance on their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business (but including in any event public liability insurance and “errors and omissions” insurance); and will furnish to the Lenders, upon request from the Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04. Conduct of Business and Maintenance of Existence. Each Principal Obligor will continue, and will cause each of its Material Subsidiaries to continue, to engage in business of the same general type as now conducted by the Principal Obligors and their Material Subsidiaries and other businesses reasonably incidental thereto and will preserve, renew and keep in full force and effect, and will cause each of its Material Subsidiaries to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except to the extent that the failure to keep in full force and effect such rights, privileges and franchises could not in the aggregate reasonably be expected to have a Material Adverse Effect; provided that (i) any Material Subsidiary may be liquidated or dissolved if, prior to or contemporaneously with such liquidation or dissolution, substantially all of the assets of such Material Subsidiary are distributed, contributed or otherwise transferred to an Obligor and (ii) nothing in this Section 5.04 shall prohibit any transaction explicitly permitted by the proviso set forth in Section 5.08(a).

Section 5.05. Compliance with Laws. Each Principal Obligor will comply, and will cause each of its Material Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) to the extent that failure to so comply could not in the aggregate reasonably be expected to have a Material Adverse Effect.

Section 5.06. Inspection of Property, Books and Records. Each Principal Obligor will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each of its Subsidiaries to permit, representatives of the Agent, at the Agent’s or the Lenders’ expense, to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times during normal business hours and upon reasonable prior notice, and as often as may reasonably be desired.

Section 5.07. Interest Rate Hedge Agreements. Not later than 180 days after the Effective Date the Borrower will have entered into and thereafter maintain in full force and effect interest rate agreements, swaps, caps or other appropriate hedging arrangements in such amounts and on such terms as to convert to a fixed rate or otherwise limit, in a manner satisfactory to the Agent, the floating interest rate risk on at least 33 1/3% in aggregate principal amount of all Term Loans outstanding from time to time for a period of no less than three years beginning on such date, all on terms and conditions reasonably satisfactory to the Agent.

Section 5.08. Mergers and Sales of Assets; Licensing Agreements. (a) Each Principal Obligor will not, and will not permit any of its Material Subsidiaries to, consolidate or merge with or into any other Person; provided that (i) either Principal Obligor may merge with another Person if the Borrower is the corporation surviving such merger and immediately after giving effect to such merger, no Default shall have occurred and be continuing and (ii) any Material Subsidiary may merge with any other Person if the corporation surviving the merger is an Obligor and immediately after giving effect to such merger, no Default shall have occurred and be continuing.

(b) Each Principal Obligor will not, and will not permit any of its Subsidiaries to, make any Asset Sale (other than a Material Front-End Licensing Agreement) unless (i) such Asset Sale is for fair market value, as determined in good faith by such Principal Obligor taking into account current practices in the entertainment industry, (ii) immediately after giving effect to such Asset Sale, (x) the Principal Obligors shall be in Pro Forma Compliance and (y) no Default shall have occurred and be continuing, (iii) if after giving effect to such Asset Sale the aggregate fair market value of all Film Value Assets that have been disposed of pursuant to Film Value Asset Dispositions during the then current Fiscal Year exceeds $100,000,000, the Borrower shall have provided to the Agent a certificate signed on its behalf by its chief financial officer or chief accounting officer (1) certifying as to the matter referred to in clause (ii)(x) above and (2) setting forth the calculation of Pro Forma Compliance in reasonable detail after giving effect to such Film Value Asset Disposition, provided that if all or a portion of the proceeds of such Asset Sale constitutes a Reduction Amount, such Reduction Amount is applied to the extent required pursuant to Section 2.04(d).

(c) Without limitation of the foregoing, each Principal Obligor will not, and will not permit its Subsidiaries to, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of such Principal Obligor and its Subsidiaries, taken as a whole, to any other Person; provided that nothing in this subsection (c) shall prohibit any Subsidiary from distributing, contributing or otherwise transferring its assets to the Borrower or a Guarantor.

(d) Without limitation of the foregoing, each Principal Obligor will not, and will not permit its Subsidiaries to, enter into any Material Front-End Licensing Agreement unless (i) immediately after entering into any such Licensing Agreement, (x) the Principal Obligors shall be in Pro Forma Compliance and (y) no Default shall have occurred and be continuing and (ii) if after giving effect to such Licensing Agreement the aggregate fair market value of all Film Value Assets that have been disposed of pursuant to Film Value Asset Dispositions during the then current Fiscal Year exceeds $100,000,000, the Borrower shall have provided to the Agent a certificate signed on its behalf by its chief financial officer or chief accounting officer (1) certifying as to the matter referred to in clause (i)(x) above and (2) setting forth the calculation of Pro Forma Compliance in reasonable detail after giving effect to such Film Value Asset Disposition, provided that if all or a portion of the proceeds of such Asset Sale constitutes a Reduction Amount, such Reduction Amount is applied to the extent required pursuant to Section 2.04(d).

(e) Without limitation of the foregoing, each Principal Obligor will not, and will not permit its Subsidiaries to, enter into any Licensing Agreement or series of related Licensing Agreements with respect to any Films (other than Library Films) or Film Related Assets if such MGM Company conveys, sells, assigns, transfers or otherwise disposes of, with or without recourse, its rights to receive payments under any such Licensing Agreement or series of related Licensing Agreements.

(f) Notwithstanding the foregoing, any Asset Sale otherwise permitted by the foregoing provisions of this Section 5.08 that includes or constitutes a Film Value Asset Disposition shall be permitted only if (A) immediately after giving effect thereto (x) the ratio of Film Value to Total Borrowed Funds determined on a pro forma basis is not less than 2.75:1, (y) the Borrower shall be in Pro Forma

Compliance and (z) no Default shall have occurred and be continuing and (B) after giving effect to such Asset Sale the aggregate fair market value of all Film Value Assets that have been disposed of pursuant to Film Value Asset Dispositions after the Effective Date does not exceed the greater of (I) $850,000,000 and (II) 12.5% of Film Value at the time of such Asset Sale (but before giving effect thereto). Promptly after the consummation of each Film Value Asset Disposition or series of related Film Value Asset Dispositions of Film Value Assets with an aggregate fair market value of more than $75,000,000, the Borrower shall provide to the Agent a certificate signed on its behalf by its chief financial officer or chief accounting officer (1) certifying as to the matter referred to in clause (A)(x) and (z) above and (2) setting forth the calculation of Pro Forma Compliance and the matter set forth in clause (B) above in reasonable detail after giving effect to such Film Value Asset Disposition.

Section 5.09. Use of Proceeds. The Loans under the Facility will be used (i) in the case of the Term Loans, to finance the payment of the Special Dividend and, to the extent not used therefor, for general corporate purposes and (ii) in the case of Loans under the Revolving Credit Facility, for general corporate purposes. The Letters of Credit will be used by the MGM Companies for general corporate purposes. None of such proceeds and none of the Letters of Credit will be used, directly or indirectly, in violation of Regulation U or to finance, directly or indirectly, the acquisition of part or all of a voting interest of 5% or more in any Person if such acquisition is opposed by the board of directors or management of such Person.

Section 5.10. Negative Pledge. No MGM Company will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(b) any Lien on any fixed or capital asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, and permitted pursuant to Section 5.11(e); provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(c) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(d) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(e) any Lien on assets of a Foreign Subsidiary securing Debt permitted under Section 5.11(d);

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(g) any Lien securing Profit Participations, Residuals and Deferred Payments and other obligations that do not constitute Debt by operation of clause (x) of the proviso in the definition of “Debt”; provided that such Lien attaches solely to cash deposits and the Film or Films or Film Related Assets that are the subject of such arrangements;

(h) Liens (other than Liens securing Debt) consisting of rights of licensees under access agreements pursuant to which such licensees have access to duplicating material for the purpose of making prints of Films licensed to them, and rights of distributors, exhibitors, licensees and other Persons in Films created in connection with the distribution and exploitation of such Films in the ordinary course of business;

(i) Liens securing Debt permitted by Sections 5.11(g) or (h) or securing obligations of any MGM Company incurred in connection with acquiring rights to Films in the ordinary course of business, provided that the agreement to grant such Liens shall be created substantially simultaneously with, or within 90 days of, the acquisition, development, production or postproduction of such Films;

(j) Liens (other than Liens securing Debt) incurred in the ordinary course of business on any Film or any Film Related Asset constituting negotiation rights with respect to such Film or Film Related Asset, options to develop such Film or Film Related Asset or similar rights with respect to such Film or Film Related Asset;

(k) Liens on cash and cash equivalents arising under escrow or defeasance arrangements made in connection with Sale-Leaseback Transactions and Liens consisting of the rights and interests of one or more third parties with respect to Films subject to Sale-Leaseback Transactions permitted under this Agreement;

(l) Liens arising out of Licensing Agreements or security agreements entered into pursuant to such Licensing Agreements in respect of Films or Film Related Assets permitted under Section 5.08(d) or Section 5.08(e) hereof, consisting of such licensing rights and attaching solely to the Film or Films or Film Related Assets so licensed;

(m) Liens in existence on the Effective Date and reflected in Schedule 5.10 hereto;

(n) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of any MGM Company, as the case may be, in conformity with generally accepted accounting principles (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(o) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(p) pledges or deposits in connection with workers’ compensation, unemployment insurance or other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(q) Liens on deposits to secure obligations to acquire Films or Film Related Assets or the performance of bids, trade contracts (other than contracts under which Debt may be incurred), leases, performance or completion bonds and other obligations of a like nature incurred in the ordinary course of business; provided that any such Liens securing the obligation of any MGM Company to acquire Films or Film Related Assets shall encumber only cash;

(r) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any MGM Company;

(s) Liens (other than Liens permitted by any of the foregoing clauses of this Section) arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding $5,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

(t) Liens created by the Collateral Documents, including such Liens that secure Permitted Second Lien Debt in accordance with the terms hereof.

Section 5.11. Limitation on Debt. No MGM Company will incur or at any time be liable with respect to any Debt except:

(a) Debt under this Agreement;

(b) Debt in respect of foreign distribution arrangements, in an aggregate principal amount not in excess of $20,000,000 at any one time;

(c) Debt secured by Liens permitted by Sections 5.10(a), 5.10(c), 5.10(d) or 5.10(f);

(d) (i) Debt of the Borrower owed to a Guarantor, or Debt of a Guarantor owed to the Borrower or to another Guarantor, or Debt of a Foreign Subsidiary owed to another Foreign Subsidiary or (ii) Debt of a Foreign Subsidiary owed to the Borrower or to a Guarantor and incurred in the ordinary course of business to finance operating expenditures of such Foreign Subsidiary and evidenced by a note (which may be a grid note) constituting Collateral under any Collateral Document, provided that any Debt permitted under this clause (ii) either (A) was outstanding on the Effective Date or (B) in the case of all other such Debt permitted under this clause does not exceed in the aggregate principal amount at any time outstanding $55,000,000;

(e) Debt of any MGM Company incurred to finance any acquisition of fixed or capital assets permitted pursuant to Section 5.19 and any Debt of the relevant obligor refinancing such Debt; provided that the aggregate outstanding principal amount of all Debt permitted pursuant to this clause (e) does not exceed $35,000,000;

(f) (i) Debt (other than (x) Debt of a Single Purpose Subsidiary and (y) Clawback Obligations) incurred in connection with the financing or refinancing of the development, production, acquisition, distribution, exhibition or exploitation of a Film or Film Related Assets or a group or slate of Films, but solely to the extent that under the terms of such Debt the obligations of any MGM Company with respect to such Debt may be satisfied by recourse only to such Film or a group or slate of Films and rights pertaining thereto and, in each case, to the proceeds thereof, (ii) Debt of a Single Purpose Subsidiary, so long as such Debt complies with the provisions of clause (ii) of the definition of Single Purpose Subsidiary and (iii) Clawback Obligations;

(g) Debt in respect of Sale-Leaseback Transactions;

(h) Debt outstanding on the Effective Date and listed on Schedule 5.11;

(i) Permitted Subordinated Debt and Permitted Second Lien Debt, subject to any required payments pursuant to Section 2.04, and provided that the aggregate principal amount of all Permitted Second Lien Debt shall in no event exceed $300,000,000; and

(j) Debt not otherwise permitted by the foregoing clauses of this Section in an aggregate principal or face amount not in excess of $50,000,000 at any time.

Section 5.12. Operating Lease Payments. No MGM Company will incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments under a lease with a lease term (as defined in Financial Accounting Standards Board Statement No. 13, as in effect on the date hereof) of one year or more (other than in connection with any Sale-Leaseback Transaction) if, after giving effect thereto, the aggregate amount of minimum lease payments that the

Combined Companies have so incurred or assumed will exceed, on a Combined Basis, $50,000,000 for any Fiscal Year under all such leases (excluding any lease which is to be accounted for as a capital lease on the balance sheet of the Combined Companies).

Section 5.13. Restricted Payments. No MGM Company will declare or make any Restricted Payment; provided that the foregoing shall not restrict or prohibit dividends or distributions to MGM at such times and in such amounts as are necessary to permit:

(a) the payment of a special dividend to all holders of common stock of Parent, in an amount per share not less than $6.00 and not more than $8.50 (the “Special Dividend”), together with related cash payments made in respect of stock options and similar equity interests under existing stock option and similar plans (and not immediately used to pay in part the exercise price thereof or of other similar options or stock acquisition rights), in an aggregate amount for all such payments not in excess of $2.0 billion; provided that (i) immediately before and after giving effect to such Restricted Payment, (x) the aggregate amount of the Revolving Commitments exceeds the aggregate amount of the Revolving Exposures by at least $195,000,000, (y) the representations and warranties of the Principal Obligors under the Loan Documents shall be true on and as if made at the time and immediately after giving effect to the Special Dividend and (z) no Default shall have occurred and be continuing, (ii) such Restricted Payment and the Special Dividend shall be paid not later than 90 days after the Effective Date and (iii) the Borrower shall have delivered to the Lenders a solvency certificate of a senior financial officer of the Borrower as to the solvency of the Combined Companies on a pro forma basis after giving effect to such Restricted Payment;

(b) purchases of shares of (or options to purchase shares of) capital stock of MGM from former or current employees of the Borrower or MGM, or any spouse or lineal descendant of any such employee or any trust for the benefit of any of the foregoing (i) upon their death, disability, termination or retirement or (ii) in accordance with the terms of the Management Stock Incentive Plan and other plans or arrangements as set forth in MGM’s filings with the Securities and Exchange Commission from time to time (including without limitation stock option agreements issued in substantially the forms attached to the Management Stock Incentive Plan or the Stockholders Agreement dated as of October 10, 1996 among MGM, MGM Studios, the Investors and certain other stockholders party thereto from time to time, as the same may be amended or replaced), so long as in each of cases (i) and (ii), immediately before and after giving effect to any such dividend or distribution for such purpose, no Default shall have occurred and be continuing; and

(c) payments in the ordinary course of business of MGM of legal fees, tax preparation fees, franchise taxes and other overhead and general expenses items, to the extent attributable and properly allocable to the MGM Companies and their businesses; provided that the aggregate amount of distributions made by the Borrower pursuant to this clause (c) will not exceed in the aggregate $2,500,000 in any Fiscal Year.

Section 5.14. Investments. No MGM Company will hold, make or acquire any Investment in any Person other than:

(a) Investments in any Guarantor or any Person that, within 30 days after consummation of such Investment, becomes a Guarantor;

(b) Investments constituting intercompany loans permitted under Section 5.11(d);

(c) Investments made by an MGM Company in the ordinary course of business pursuant to arm’s length transactions in Persons (other than an MGM Company) for the development, production, acquisition, distribution, exhibition or exploitation of Films and Film Related Assets, copyrights or trademarks in connection with distribution, co-production deals, split-rights deal, overhead deals or similar arrangements (as such terms are generally understood in the movie industry on the date hereof);

(d) Investments constituting loans and advances in cash by any MGM Company to directors, officers and employees of MGM or an MGM Company in the ordinary course of business aggregating not in excess of $4,000,000 at any time outstanding;

(e) Investments (other than Investments otherwise permitted by this Section 5.14) in existence on the Effective Date;

(f) Investments made after the Effective Date pursuant to a commitment to make such Investments in existence on the Effective Date;

(g) Investments (other than Investments otherwise permitted by this Section 5.14) by any MGM Company in the form of equity interests of Persons which are not Guarantors;

(h) Investments by any MGM Company in Single Purpose Subsidiaries or any other Person (including a TV Distribution Venture or a Home Video Distribution Venture) that is principally engaged in the production, distribution, exhibition or exploitation of Films, consisting of the contribution by an MGM Company of Film Value Assets to such Person;

(i) Temporary Cash Investments;

(j) Investments in TV Distribution Ventures not otherwise permitted by the foregoing clauses of this Section;

(k) Investments in Home Video Distribution Ventures not otherwise permitted by the foregoing clauses of this Section; and

(l) any Investment (other than Investments consisting of a contribution or other transfer of Library Films) not otherwise permitted by the foregoing clauses of this Section if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this clause (l) (determined, with respect to each such Investment, at the time such Investment is made) does not exceed (x) $75,000,000 or, if (i) the ratio of Film Value to Total Borrowed Funds most recently determined is 4:1 or higher but less than 5:1, $150,000,000 and (ii) if such ratio is 5:1 or higher, $300,000,000, plus (y) in each case the aggregate amount of cash contributions to equity received by the Borrower after the Effective Date.

Notwithstanding the foregoing, any Investment otherwise permitted by the foregoing provisions of this Section 5.14 that includes or constitutes a Film Value Asset Disposition shall be permitted only if (A) immediately after giving effect thereto (x) the ratio of Film Value to Total Borrowed Funds determined on a pro forma basis is not less than 2.75:1, (y) the Borrower shall be in Pro Forma Compliance and (z) no Default shall have occurred and be continuing and (B) after giving effect to such Investment the aggregate fair market value of all Film Value Assets that have been disposed of pursuant to Film Value Asset Dispositions after the Effective Date does not exceed the greater of (I) $850,000,000 and (II) 12.5% of Film Value at the time of such Investment (but before giving effect thereto). Promptly after the consummation of each Film Value Asset Disposition or series of related Film Value Asset Dispositions of Film Value Assets with an aggregate fair market value of more than $75,000,000, the Borrower shall provide to the Agent a certificate signed on its behalf by its chief financial officer or chief accounting officer (1) certifying as to the matter referred to in clause (A)(x) and (z) above and (2) setting forth the calculation of Pro Forma Compliance and the matter set forth in clause (B) above in reasonable detail after giving effect to such Film Value Asset Disposition.

Section 5.15. Transactions with Affiliates. Each Principal Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except on an arms-length basis on terms at least as favorable to the relevant MGM Company than could have been obtained from a third party who was not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit (i) any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class so long as, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the consummation of the transactions contemplated by the agreements set forth on Schedule 5.15, as amended to the Effective Date, (iii) customary indemnification arrangements between the Borrower and the directors and officers of MGM and any MGM Company, (iv) customary tax sharing arrangements between or among MGM and the MGM Companies, (v) dividends and distributions to MGM permitted under Section 5.13, (vi) maintenance of “D&O”, “keyman” and similar insurance by the Borrower or MGM, including with respect to directors and officers of MGM, the Borrower, and the Subsidiaries, (vii) any disposition of a “disposed asset” to a Single Purpose Subsidiary as described in clause (xi) of the definition of “Asset Sale”, to the extent that such disposition complies with the requirements of such clause and (viii) the execution, delivery and performance of distribution agreements with any Single Purpose Subsidiary with respect to the distribution of Films held by such Single Purpose Subsidiary.

Section 5.16. Limitation on Restrictions Affecting Subsidiaries. Neither the Principal Obligor nor any of its Subsidiaries (other than any Single Purpose Subsidiary and any Bond Film Sale-Leaseback Company) will enter into, or suffer to exist, any agreement with any Person, other than this Agreement, which prohibits or limits the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Debt owed to any MGM Company, (b) make loans or advances to any MGM Company, (c) transfer any of its properties or assets to any MGM Company or (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (other than with respect to assets subject to consensual liens permitted under Section 5.10); provided that the foregoing shall not apply to (i) provisions restricting assignment of any lease or other contract, (ii) restrictions imposed by applicable law, (iii) restrictions under any agreement relating to any property, asset or business acquired by any MGM Company, which restrictions existed at the time of acquisition, (iv) restrictions with respect solely to a Subsidiary or the Borrower imposed pursuant to a binding agreement (subject only to customary closing conditions and termination provisions) that has been entered into for the sale or disposition of all or substantially all of the capital stock or assets to be sold of such Subsidiary, provided that such sale is permitted under Section 5.08(b) hereof, (v) customary restrictions on transfer of Collateral imposed on such Collateral in connection with Liens on such Collateral securing Debt, to the extent such Liens are permitted under Section 5.10 hereof, (vi) customary restrictions contained in agreements governing Debt of Foreign Subsidiaries and (vii) restrictions (“New Restrictions”) set forth in replacements of agreements or instruments (“Replaced Agreements”) containing restrictions described in clause (iii); provided that such New Restrictions are no more restrictive in any material respect than the restrictions set forth in the relevant Replaced Agreement and do not apply to any additional property or assets.

Section 5.17. MGM Debt. Each Principal Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, redeem, retire, purchase, acquire, defease or otherwise make any payment in respect of the principal of any MGM Debt.

Section 5.18. Further Assurances. (a) The Principal Obligors will, and will cause each Guarantor to, at the Borrower’s sole cost and expense, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, mortgages, assignments, notices of assignment and transfers as the Agent shall from time to time request, which may be necessary in the reasonable judgment of the Agent from time to time to assure, perfect, convey, assign and transfer to the Agent the property and rights conveyed or assigned pursuant to the Collateral Documents.

(b) All costs and expenses in connection with the grant of any security interests under the Collateral Documents, including without limitation reasonable legal fees and other reasonable costs and expenses in connection with the granting, perfecting and maintenance of any security interests under the Collateral Documents or the preparation, execution, delivery, recordation or filing of documents and any other acts as the Agent may reasonably request in connection with the grant of such security interests shall be paid by the Borrower promptly upon demand.

(c) Each Principal Obligor will not, and will not permit any of its Subsidiaries to, enter into or become subject to any agreement which would impair their ability to comply, or which would purport to prohibit them from complying, with the provisions of this Section.

(d) Each Principal Obligor will cause each Material Subsidiary acquired by it after the Effective Date and each of its Subsidiaries which becomes a Material Subsidiary after the Effective Date (in each case, other than a Foreign Subsidiary or a Single Purpose Subsidiary or a Bond Film Sale-Leaseback Company) (i) to become a party to the Subsidiary Guaranty as guarantor by executing a supplement thereof in form and substance satisfactory to the Agent and (ii) to enter into a Security Agreement and any other agreements as may be necessary or desirable in order to grant perfected first priority security interests upon all of its assets to secure its obligations under the Subsidiary Guaranty. In addition, such Principal Obligor will pledge, or cause to be pledged, pursuant to a Pledge Agreement, all of the capital stock or other equity interests of such Material Subsidiary owned directly or indirectly by the Borrower (or, if such Material Subsidiary is a Foreign Subsidiary, 66% of the capital stock or equity interests of such Material Subsidiary, and excluding any such capital stock or other equity interests owned directly by a Foreign Subsidiary). Such Principal Obligor shall cause each such Material Subsidiary to take such actions as may be necessary or desirable to effect the foregoing within 30 days after such Material Subsidiary is acquired or becomes a Material Subsidiary, as the case may be, including without limitation causing such Material Subsidiary to (x) execute and deliver to the Agent such number of copies as the Agent may specify of such supplements and Security Agreement and other documents creating security interests and (y) deliver such certificates, evidences of corporate action or other documents as the Agent may reasonably request, all in form and substance satisfactory to the Agent, relating to the satisfaction of such Principal Obligor’s obligations under this Section. Upon compliance by either Principal Obligor with the provisions of this subsection (d), Schedule 4.09 shall be deemed to have been amended to reflect that such Material Subsidiary is a Guarantor.

(e) Each Principal Obligor will, and will cause each of its Subsidiaries to, take all action necessary in accordance with good business practices to (i) maintain in full force and effect (x) all trademarks, service marks, trade names and licenses and all material rights with respect to the foregoing, necessary for the conduct of its business as now conducted (collectively, the “Trademarks”) and (y) all copyrights (including without limitation any copyrights relating to Library Films) and all material rights with respect thereto, necessary for the conduct of its business as now conducted (collectively, the “Copyrights”), other than such Trademarks and Copyrights which the Borrower reasonably determines are, in the aggregate, of insignificant or non-material economic value, or where the failure to maintain such Trademarks or Copyrights could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) protect all Trademarks and all Copyrights against infringement by third parties, other than such Trademarks and Copyrights which the Borrower reasonably determines are, in the aggregate, of insignificant or non-material economic value or where the failure to maintain such Trademarks or Copyrights could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Each Principal Obligor will, and will cause each of its Subsidiaries to, submit to the United States Copyright Office or other applicable United States governmental authority (with a copy to the Agent) as soon as reasonably practicable but in any event, with respect to any Film, no later than 90 Domestic Business Days after the date of release of such Film and, with respect to any screenplay, within 30 Domestic Business Days after commencement of principal photography of the relevant Film (i) with respect to each screenplay or Film which is unregistered and to which any MGM Company owns the copyright, a completed application for copyright registration and (ii) with respect to each screenplay and Film which is registered in the name of a Person other than any MGM Company, and in which any MGM Company acquires the copyright or any rights in the copyright, an assignment to such Principal Obligor or such Subsidiary of the interest owned by it.

(g) Each Principal Obligor will, and will cause each other Obligor party to a Security Agreement to, provide a Laboratory Pledgeholder Agreement (as defined in a Security Agreement) with each laboratory which holds any material film and/or sound materials, cause such Laboratory Pledgeholder Agreements to remain in full force and effect during all times when such laboratory is in possession of such elements, and, pursuant to the Laboratory Pledgeholder Agreements, with respect to each Film, deliver to the Agent a laboratory access letter, substantially in the form of Exhibit B thereto, to each laboratory holding any material film and/or sound materials.

(h) Prior to the payment of the Special Dividend (and any Restricted Payment pursuant to Section 5.13(a) to permit such payment), MGM Studios and its Affiliates shall obtain any corporate or shareholder authorizations, consents or approvals (including without limitation relevant approval by the Borrower’s board of directors) determined by the Borrower to be necessary to authorize or permit such transactions.

Section 5.19. Maximum Capital Expenditures. Combined Capital Expenditures for any Fiscal Year will not exceed $25,000,000; provided that, if and to the extent that the amount of Combined Capital Expenditures for any Fiscal Year is less than $25,000,000, the maximum amount of Combined Capital Expenditures in any subsequent Fiscal Year shall be increased by such excess amount.

Section 5.20. Sources and Uses of Cash. As of the last day of each Fiscal Quarter, the ratio of Projected Known Sources to Projected Known Uses for the four consecutive Fiscal Quarters commencing immediately after such day shall not be less than 1.0 to 1.0.

Section 5.21. Total Borrowed Funds to Library Cash Flow. At all times during any Fiscal Quarter, the ratio of (i) Total Borrowed Funds at any date during such period to (ii) Library Cash Flows for the period of four consecutive Fiscal Quarters then most recently ended, will not be greater than 4.25:1.

Section 5.22. Minimum Combined Adjusted Net Worth. Combined Adjusted Net Worth will at no time be less than an amount equal to (i) $1,800,000,000, plus (ii) an amount equal to 50% of Combined Net Income for each Fiscal Year ending after December 31, 2003 (but for the 2004 Fiscal Year, the Combined Net Income in respect of the third and fourth Fiscal Quarters only) but prior to the date of determination, in each case, for which such Combined Net Income is positive (but with no deduction on account of negative Combined Net Income for any Fiscal Year) plus (iii) 80% of the aggregate net proceeds, including the fair market value of property other than cash (as determined in good faith by the Board of Directors of MGM) received by the Borrower from the issuance and sale after March 31, 2004 of any of its capital stock or in connection with the conversion or exchange of any Debt of the Borrower into its capital stock after March 31, 2004 (including without limitation any contribution to capital by MGM).

Section 5.23. Film Value to Total Borrowed Funds. As of the last day of each Fiscal Quarter, the ratio of (i) Film Value to (ii) Total Borrowed Funds, each determined on such date, shall not be less than 2.25:1.

Section 5.24. Library Cash Flows to Combined Cash Interest Expense. As of the last day of each Fiscal Quarter, the ratio of (i) Library Cash Flows to (ii) Combined Cash Interest Expense, in each case for the period of four consecutive Fiscal Quarters ended on such day, shall not be less than 4.0:1.

Section 5.25. Subordinated Debt. Without the consent of the Required Lenders, no MGM Company will (a) make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Permitted Subordinated Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance or termination of any Permitted Subordinated Debt except payment of regularly scheduled interest and principal payments as and when due in respect thereof, to the extent permitted by the subordination provisions thereof or (b) amend, modify or waive any of its rights under any indenture, instrument, agreement or other document evidencing or governing the terms of any Permitted Subordinated Debt or Permitted Second Lien Debt.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower (i) shall fail to pay when due any principal of any Loan, (ii) shall fail to reimburse when due any drawing under any Letter of Credit or (iii) shall fail to pay within 5 days after the due date thereof any interest, any fees or any other amount payable hereunder;

(b) (i) either Principal Obligor shall fail to observe or perform any covenant contained in Article 5 (other than those contained in Sections 5.01 through 5.06, inclusive and Sections 5.18(a), (b), (c), (e), (f) and (g)) or (ii) any Obligor shall fail to observe or perform any covenant contained in Sections 4(A), (E) or (H) of the Security Agreement or (iii) either Principal Obligor shall fail to observe or perform any covenant contained in Section 3(B) of the Borrower Pledge Agreement or any other Obligor shall fail to observe or perform any covenant contained in the Pledge Agreement to which such Obligor is a party containing provisions substantially similar to those set forth in Section 3(B) of the Borrower Pledge Agreement;

(c) any Obligor shall fail to observe or perform any covenant or agreement contained in the Loan Documents (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Agent;

(d) any representation, warranty or certification made by any Obligor in any Loan Document or in any certificate or other document delivered pursuant to any Loan Document shall prove to have been incorrect in any material respect when made (or deemed made);

(e) any MGM Company shall fail to make any payment in respect of any Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of any MGM Company when due or within any applicable grace period (other than any Single Purpose Subsidiary with respect to Debt or Derivatives Obligations solely of such Single Purpose Subsidiary), if the aggregate principal or face amount of Debt and/or payment or collateralization obligations (regardless of whether such Debt and/or payment or collateralization obligations arise in one or more related or unrelated transactions) with respect to which such failure or failures shall have occurred exceeds $5,000,000;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than the Loans) of any MGM Company or enables the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof (other than any Single Purpose Subsidiary with respect to Debt or Derivatives Obligations solely of such Single Purpose Subsidiary), if the aggregate principal amount of Debt (regardless of whether such Debt arises in one or more related or unrelated transactions) with respect to which such events or conditions shall have occurred exceeds $5,000,000;

(g) either Principal Obligor or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any domestic or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against either Principal Obligor or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any domestic or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against either Principal Obligor or any Material Subsidiary under any domestic or foreign bankruptcy laws as now or hereafter in effect;

(i) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of MGM or any Commonly

Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) notice of intent to terminate a Single Employer Plan shall be filed under Title IV of ERISA by MGM or a Commonly Controlled Entity, (v) MGM or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(j) judgments or orders for the payment of money in excess of $10,000,000 (net of any amount (x) covered by insurance or (y) covered by a third-party indemnity from a solvent third party financially capable of making such payments (as determined by the Required Lenders on the basis of information provided by the Borrower)) shall be rendered and properly entered against MGM or any MGM Company and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days;

(k) any Lien created by any of the Collateral Documents in respect of a substantial portion of the Collateral shall at any time fail to constitute a valid and (to the extent required by the Collateral Documents) perfected Lien securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, or any Obligor shall so assert in writing;

(l) the Subsidiary Guaranty or the guaranty set forth in Article 9 shall at any time fail to constitute a valid and binding agreement of each Obligor party thereto, or any Obligor shall so assert in writing; or

(m) (i) MGM shall cease to legally and beneficially own 100% of the issued and outstanding capital stock of either Principal Obligor; or (ii) the Investors (directly or through one or more Investment Vehicles) shall fail to legally and beneficially own in the aggregate capital stock representing at least 35% of the Voting Power of the stock of MGM; or (iii) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (other than the Investors and their Investment Vehicles) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) having greater Voting Power of the capital stock of MGM than the Voting Power of the capital stock of MGM legally and beneficially owned in the aggregate by the Investors and their Investment Vehicles at such date; or (iv) during any period of 12 consecutive calendar months, individuals who were (x) directors of MGM on the first day of such period, (y) elected to fill vacancies caused by the ordinary course resignation (including without limitation any such resignation effected by such director declining to stand for reelection), retirement, death or disability of any other director and whose nomination or election was approved by a vote of at least a majority of the directors then still in office who were directors of MGM on the first day of such period or (z) appointed or nominated for election by an Investor or one of its Investment Vehicles or by a majority of the directors described in clauses (x) and (y), shall cease to constitute a majority of the board of directors of MGM; (as used herein, “Voting Power” means, with respect to any outstanding capital stock of MGM, the power (expressed as a percentage) represented by such capital stock of the aggregate voting power of all outstanding shares of any class of capital stock of MGM having ordinary voting power, including the power to vote for election of the members of the board of directors of MGM (or, if any class thereof has power to designate members of the board of directors of MGM or any special committee thereof, the power to so designate); and “Investment Vehicles” shall mean, with respect to an Investor, any Subsidiary of such Investor not less than 95% of each class of capital stock (or, if such Subsidiary is not a corporation, the appropriate equity interests thereof) of which is owned by such Investor, directly or through one or more other Investment Vehicles);

then, and in every such event, the Agent shall (i) if requested by Lenders having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Lenders holding more than 50% of the sum of (x) the aggregate principal amount of the Loans then outstanding and (y) the Letter of Credit Liabilities then outstanding, by notice to the Borrower declare the Loans and the Letter of Credit Liabilities (in each case together with accrued interest thereon) to be, and the Loans and the Letter of Credit Liabilities shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Lenders, the Commitments shall thereupon terminate and the Loans and the Letter of Credit Liabilities (in each case together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02. Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 6.03. Cash Cover. The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Agent upon the instruction of the Lenders having more than 50% in aggregate amount of the Revolving Exposure, pay to the Agent an amount in immediately available funds

(which funds shall be held as collateral and applied pursuant to the Security Agreement) equal to the aggregate Available L/C Amount under all Letters of Credit then outstanding at such time, provided that, upon the occurrence of any Event of Default specified in Section 6.01(g) or 6.01(h) with respect to the Borrower, the Borrower shall pay such amount forthwith without any notice or demand or any other act by the Agent or the Lenders.

ARTICLE 7

THE AGENT

Section 7.01. Appointment and Authorization. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agent in this Article 7 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 7 and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

Section 7.02. Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 7.03. Liability of Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Obligor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor or any Affiliate thereof.

Section 7.04. Reliance By Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor), independent accountants and other experts selected by the Administrative Agent. The Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 3.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 7.05. Notice Of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article 6; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

Section 7.06. Credit Decision. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Obligor or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their respective Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Obligors under the Loan Documents. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Obligors. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent herein, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Obligors or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 7.07. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Obligor and without limiting the obligation of any Obligor to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and settlement costs, incurred by it (collectively, “Indemnified Liabilities”); provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct, provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section; provided, however, that to the extent an L/C Issuer is entitled to indemnification under this Section 7.07 solely in connection with its role as an L/C Issuer, only the Revolving Lenders shall be required to indemnify the L/C Issuer in accordance with this Section 7.07. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Commitments, the payment of all Loans and Letters of Credit Liabilities and the resignation of the Agent.

Section 7.08. Agent In Its Individual Capacity. Bank of America and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Obligors and their respective affiliates as though Bank of America were not the Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its affiliates may receive information regarding any Obligor or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Obligor or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

Section 7.09. Successor Agent. The Agent may resign as Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer and Swing Lender. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Agent, L/C Issuer and Swing Lender and the respective terms “Agent”, “L/C Issuer” and “Swing Lender” shall mean such successor agent, Letter of Credit issuer and swing lender, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated and the retiring L/C Issuer’s and Swing Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 9 and Section 10.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 7.10. Agent May File Proofs Of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, the Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liabilities and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.06 and 10.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.06 and 10.03.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 7.11. Collateral And Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Loans and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.05, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.11(e); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.11.

Section 7.12. Other Agents, Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Loan:

(a) the Agent determines that the “London Interbank Offered Rate” cannot be determined pursuant to clauses (i) or (ii) of the definition thereof and are not otherwise being offered in the manner described in clause (iii) thereof for the relevant Interest Period, or

(b) Lenders having 50% or more of the aggregate principal amount of the affected Loans advise the Agent that the Adjusted London Interbank Offered Rate as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.02. Illegality. If, on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Lender shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon until such Lender notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Lender shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. If such notice is given, each Euro-Dollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Lender may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 8.03. Increased Cost and Reduced Return. (a) If on or after the Effective Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Applicable Lending Office) or shall impose on any Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting its Euro-Dollar Loans, its Notes or its obligation to make Euro-Dollar Loans or its obligations hereunder with respect to Letters of Credit and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender shall have determined that, after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Lender (or its Parent) as a consequence of such Lender’s obligations hereunder to a level below that which such Lender (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender (or its Parent) for such reduction.

(c) Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Lender to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and the method of calculation thereof shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.04. Taxes. (a) For the purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by any Obligor pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Lender or such Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Lender, in which its Applicable Lending Office is located and (ii) in the case of each Lender, any United States withholding tax imposed on such payments but only to the extent that such Lender is subject to United States withholding tax at the time such Lender first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, any Loan Document.

(b) Any and all payments by any Obligor to or for the account of any Lender or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if any Obligor shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this

Section) such Lender or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall make such deductions, (iii) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Obligor shall furnish to the Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Lender or such Agent (as the case may be) makes demand therefor.

(d) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with either (i) Internal Revenue Service Form W-8ECI or W-8BEN, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (ii) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit C and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or any successor form prescribed by the Internal Revenue Service) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest and fees (if applicable) made under this Agreement and under any Note.

(e) For any period with respect to which a Lender has failed to provide the Borrower or the Agent with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States. In addition, for any period with respect to which a Lender described in clause (ii) of Section 8.04(d) has delivered Internal Revenue Service Form W-8 (or any successor form prescribed by the Internal Revenue Service) pursuant to such Section but such form does not establish a complete exemption from deduction of withholding or similar taxes imposed by the United States, such Lender shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States with respect to payments made under this Agreement or any Note (other than with respect to any such payments constituting payments of interest). If a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take, at the cost of such Lender, such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f) If any Obligor is required to pay additional amounts to or for the account of any Lender pursuant to this Section, then such Lender will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Lender, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender.

Section 8.05. Base Rate Loans Substituted for Affected Euro-dollar Loans. If (a) the obligation of any Lender to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (b) any Lender has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Lender through the Agent, have elected that the provisions of this Section shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(i) all Loans which would otherwise be made by such Lender as (or continued as or converted into) Euro-Dollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Lenders); and

(ii) after each of its Euro-Dollar Loans has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

If such Lender notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Lenders.

Section 8.06. Substitution of Lender. (a) If (i) the obligation of any Lender to make or convert Euro-Dollar Loans has been suspended pursuant to Section 8.02, (ii) any Lender has demanded compensation under Section 8.03 or 8.04 or (iii) any Lender becomes a Defaulting Lender or a Non-Consenting Lender (as defined below in Section 10.06(c)), then the Borrower may, on ten Domestic Business Days’ prior written notice to the Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant and subject to Section 10.06(b), seek a mutually satisfactory substitute lender or lenders (which may be one or more of the Lenders, but who shall be in any event an Eligible Assignee) to purchase the Notes and assume the outstanding Loans, the Commitment (if any) and the Letter of Credit Liabilities (if any) of such Lender. Each such Lender agrees to assign pursuant to Section 10.06(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement and the other Loan Documents, including outstanding Loans, its Revolving Commitment (if any), its Notes and its participations in Letter of Credit Liabilities and Swing Loans, to one or more Eligible Assignees; provided that neither the Agent nor any Lender shall have any obligation to the Borrower to find any such replacement Lender.

(b) Any Lender being replaced pursuant to clause (a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in Letter of Credit Liabilities and (ii) deliver any Notes evidencing such Loans to the Borrower or Agent. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Revolving Commitment (if any) and outstanding Loans and participations in Letter of Credit Liabilities and Swing Loans, (ii) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, (i) the Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit of such L/C Issuer and (ii) the Lender that acts as the Agent may not be replaced hereunder except in accordance with the terms of Section 7.09.

ARTICLE 9

GUARANTY

Section 9.01. The Guaranty. Orion hereby unconditionally guarantees the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of all amounts payable by the Borrower under this Agreement and any other Loan Document and all Hedging Obligations. Upon failure by the Borrower to pay punctually any such amount, Orion agrees that it shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement, the other relevant Loan Document or the document with respect to any Hedging Obligations (which shall be included in the definition of “Loan Documents” for purposes of Section 9.02 hereof), as the case may be.

Section 9.02. Guaranty Unconditional. The obligations of Orion under this Article shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower, any other Obligor or any other Person under any Loan Document, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement, any Note or any other Loan Document;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower, any other Obligor or any other Person under any Loan Document;

(d) any change in the corporate existence, structure or ownership of the Borrower, any other Obligor or any other Person or any of their respective Subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any other Obligor or any other Person or any of their assets or any resulting release or discharge of any obligation of the Borrower, any other Obligor or any other Person contained in any Loan Document;

(e) the existence of any claim, set-off or other rights which the Borrower may have at any time against any other Obligor, the Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against the Borrower or any other Obligor or any other Person for any reason of this Agreement, any Note or any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, any other Obligor or any other Person of the principal of or interest on any Note or any other amount payable by the Borrower under any Loan Document; or

(g) any other act or omission to act or delay of any kind by the Borrower, any other Obligor, the Agent, any other party to any Loan Document, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Borrower’s obligations under this Article.

Section 9.03. Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. Orion’s obligations under this Article shall remain in full force and effect so long as any Lender shall have any Commitment or any outstanding Letter of Credit under this Agreement or any principal of or interest on any Loan or any Note or any reimbursement obligation with respect to any Letter of Credit issued pursuant to this Agreement or any other amount payable under this Agreement or any other Loan Document or any Hedging Obligations shall remain unpaid. If at any time any payment of any amount payable by the Borrower under this Agreement, any other Loan Document or any document in respect of Hedging Obligations is rescinded or must be otherwise restored or returned upon the insolvency or receivership of the Borrower or otherwise, Orion’s obligations under this Article with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 9.04. Waiver by Orion. Orion irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against the Borrower or any other Person.

Section 9.05. Subrogation. Upon making any payment with respect to the Borrower under this Article, Orion shall be subrogated to the rights of the payee against the Borrower with respect to such payment; provided that Orion shall not enforce any payment by way of subrogation, or by reason of contribution against any other Guarantor until (x) all amounts of principal of and interest on the Loans, (y) all reimbursement obligations with respect to any Letter of Credit and all interest thereon and (y) all other amounts payable by the Borrower under this Agreement and any other Loan Documents and (z) all Hedging Obligations have been paid in full, all outstanding Letters of Credit have been canceled or expired and the Commitments of each Lender have been terminated.

Section 9.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Loan Document or of any Hedging Obligation is stayed by reason of the insolvency or receivership of the Borrower or otherwise, all such amounts otherwise subject to acceleration under the terms of this Agreement, any other Loan Document or document in respect of Hedging Obligations shall nonetheless be payable by Orion under this Article forthwith on demand by the Agent made at the request of the Required Lenders.

Section 9.07. Limitation on the Obligations. The obligations of Orion under this Article shall be limited to an aggregate amount that is equal to the largest amount that would not render such obligations of Orion under this Article subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission (with a copy by Unites States mail) or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Guarantor, in care of MGM Studios, (c) in the case of any Lender, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (d) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article 2 or Article 8 shall not be effective until received.

Section 10.02. No Waivers. No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.03. Expenses; Indemnification. (a) The Borrower shall pay (i) all out-of-pocket expenses of the Agent and the Arrangers, including reasonable fees and disbursements of each special counsel for the Agent, in connection with the preparation and administration of the Loan Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder, (ii) the reasonable fees and expenses of consultants and other experts retained by the Agent or the Required Lenders with the consent of the Borrower (which consent shall not be unreasonably withheld); provided that, if such consultants or other experts shall have been retained in connection with any

Default under the Loan Documents, no such consent shall be required and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each Lender, including (without duplication) the reasonable fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Borrower agrees to indemnify the Agent and each Lender, their respective affiliates and the respective directors, officers, trustees, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and settlement costs, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

Section 10.04. Sharing of Set-Offs. Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Loan and any Letter of Credit Liabilities held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest then due with respect to any Loan and Letter of Credit Liabilities held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by the Lenders shall be shared by the Lenders pro rata; provided that nothing in this Section shall impair the right of any Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of any Obligor other than its indebtedness hereunder. Each Obligor agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loans or Letter of Credit Liabilities, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Obligor in the amount of such participation.

Section 10.05. Amendments and Waivers; Release of Guarantors or Collateral. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Obligor therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Obligor, as the case may be, and acknowledged by the Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) waive any condition set forth in Section 3.01 without the written consent of each Lender;

(ii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 6.01) without the written consent of such Lender;

(iii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iv) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or Letter of Credit Liabilities, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Lenders holding more than 50% of the advances or Commitments of each affected Class shall be necessary (i) to waive or alter the obligation of the Borrower to pay interest or Letter of Credit fees at a higher rate with respect to overdue amounts or (ii) to amend the definition of “Applicable Pricing Leverage Ratio” (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit Liabilities or to reduce any fee payable hereunder;

(v) change Section 2.11 or Section 10.04 or the distribution provisions of the Security Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(vi) change the allocation of any payments between the Term A Loan Facility and the Term B Loan Facility without the written consent of the Lenders holding more than 50% of the advances and commitments under each Class of Term Loans;

(vii) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(viii) release (A) Orion from any of its obligations as Guarantor under Article 9 or (B) all or substantially all the other Guarantors from the Subsidiary Guaranty, in each case without the written consent of each Lender; or

(ix) release all or substantially all of the Collateral or provide for the subordination or sharing of such Collateral with additional obligations (other than in accordance with the provisions with respect to Permitted Second Lien Debt), in each case without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Lender in addition to the Lenders required above, affect the rights or duties of the Swing Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; and (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(b) Without limitation of the foregoing, each Lender hereby authorizes the Agent to enter into such amendments of or ratifications or supplements to any or all of the Loan Documents (other than this Agreement and the Notes), and execute and deliver such other documents and instruments incidental thereof, to the extent the Agent determines the same is appropriate to conform the provisions thereof to this Agreement as amended and restated hereby. The Borrower and Orion each hereby confirm and ratify (on behalf of themselves and the other Guarantors) the continuing obligations of the Obligors under the Loan Documents after giving effect to the amendments effected hereby, including without limitation the amendment of the term “Borrower” to refer only to MGM Studios, and the confirmation of Orion’s continuing status as a Guarantor hereunder, regardless of whether referred to as a Borrower, Guarantor or otherwise under any Loan Document. Notwithstanding the foregoing, Collateral shall be released from the Lien of the Collateral Documents from time to time as necessary to effect any sale, distribution or pledge of assets permitted by the Loan Documents, and, in each case, the Agent shall execute and deliver all release documents reasonably requested to evidence any such release.

(c) In the event that (x) the Borrower or the Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (y) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.05 or all the Lenders with respect to a certain Class of the Loans and (z) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender” and be subject to the provisions of Section 8.06.

Section 10.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in Letter of Credit Liabilities and in Swing Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Loans; (iii) any assignment of a Commitment must be approved by the Agent, the L/C Issuer and the Swing Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.12, 3.01, 8.03, 8.04, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 10.01 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Liabilities owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, a Competitor or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations and/or Swing Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (ix) of the first proviso to Section 10.05(a) that directly affects such Participant.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.06, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(g) As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an affiliate of a Lender; (c) an Approved Fund; (d) any bank or financial institution and (e) any other Person (other than a natural person) approved by (i) the Agent, and in the case of any assignment of the Revolving Commitments, Revolving Loans, Swing Loan participations or the Letter of Credit Liabilities, the L/C Issuer and the Swing Lender, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Competitor, the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

“Competitor” means any Person whose primary line of business is the entertainment industry (any such Person, an “Entertainment Person”), or any Person controlled by, or under common control with, any Entertainment Person, unless each of the Borrowers in its sole and absolute discretion has expressly agreed in writing, prior to any proposed assignment or participation to such Person, that such Person shall not be deemed to be a “Competitor”.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower (an “SPC”) the option to provide all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Agent as is required hereunder. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 8.03), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Lender. In the event of any such resignation as L/C Issuer or Swing Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all Letter of Credit Liabilities with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts. If Bank of America resigns as Swing Lender, it shall retain all the rights of the Swing Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Loans.

Section 10.07. Collateral. Each of the Lenders represents to the Agent and each of the other Lenders that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 10.08. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Obligor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Obligor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 10.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.10. Waiver of Jury Trial. EACH PRINCIPAL OBLIGOR, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.11. Confidentiality. The Agent and each Lender agrees to keep any information delivered or made available by any Obligor pursuant to the Loan Documents confidential from anyone other than persons employed or retained by such Lender who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent the Agent or any Lender from disclosing such information (a) to any other Lender or to any other Agent, (b) to any other Person if reasonably incidental to the administration of the credit facility contemplated hereby, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority (including the National Association of Insurance Commissioners), (e) which had been publicly disclosed other than as a result of a disclosure by the Agent or any Lender prohibited by this Agreement, (f) in connection with any litigation to which the Agent, any Lender or its subsidiaries or Parent may be a party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Lender’s or such Agent’s legal counsel and independent auditors and in the case of funds, trustees and advisors and (i) subject to provisions substantially similar to those contained in this Section, to either (A) any actual or proposed Participant or Eligible Assignee or (B) any direct or indirect contractual counterparties in swap agreements or to the professional advisors of such swap counterparties.

Section 10.12. Non-reliance on Tracinda. It is understood by the parties that neither Kirk Kerkorian nor Tracinda nor any other Investor individually or collectively, is a party to this Agreement or any other agreement contemplated hereby. Accordingly, in the event (a) there is any alleged breach or default by any party under this Agreement or any other agreement contemplated herein, or (b) any party has any claim arising from or relating to any such agreement, no party, nor any third party claiming through such party, shall claim, commence any proceeding or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda or any other Investor by reason of such alleged breach, default or claim.

Section 10.13. USA Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

METRO-GOLDWYN-MAYER STUDIOS INC.

By:	/s/ Jay Rakow
Title:	Senior Executive Vice President and General Counsel
Address:

Telex:
Facsimile:

Accepted and agreed to, as of the date first written above, including with respect to its obligations and undertakings as Guarantor under Article 9, representations, warranties, covenants and undertakings under Articles 4 and 5, and the additional matters provided under Article 10 with respect to itself as Obligor

ORION PICTURES CORPORATION

By:	/s/ Jay Rakow
Title:	Senior Executive Vice President and General Counsel
Address:

BANK OF AMERICA, N.A.

By:	/s/ Gina Meador
Title:	Vice President

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Matthew Koenig
Title:	Managing Director

JPMORGAN CHASE BANK

By:	Eric L. Groberg
Title:	Vice President

BNP PARIBAS

By:	/s/ Frederique Merhaut
Title:	Director

By:	/s/ Sean T. Conlon
Title:	Managing Director

THE BANK OF NOVA SCOTIA

By:	/s/ Alan W. Pendergast
Title:	Managing Director

BANK OF SCOTLAND

By:	/s/ Joseph Fratus
Title:	First Vice President

COMMERZBANK AKTIENGESELLSCHAFT, New York and Grand Cayman Branches

By:	/s/ Christian Jagenberg
Title:	SVP & Manager

By:	/s/ Yangling J. Si
Title:	AVP

SOCIETE GENERALE

By:	/s/ Elaine Khalil
Title:	Director

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Maria Amaral-LeBlanc
Title:	Senior Vice President

THE BANK OF NEW YORK

By:	/s/ Stephen M. Nettler
Title:	Vice President

HARRIS NESBITT FINANCING, INC.

By:	/s/ Michael Silverman
Title:	Managing Director

ING CAPITAL LLC

By:	/s/ Loring Guessous
Title:	Managing Director

HSBC BANK USA

By:	/s/ Thomas P. Garry, Jr.
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Sam Kunianski
Title:	Senior Vice President

CITY NATIONAL BANK, a national banking association

By:	/s/ Richard V. McCune
Title:	Senior Vice President

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Leo E. Pagarigan
Title:	Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ W. Jerome Mc Dermott
Title:	Duly Authorized Signatory

UNION BANK OF CALIFORNIA, N.A.

By:	/s/ Kin Cheng
Title:	Assistant Vice President

ARAB BANKING CORPORATION (B.S.C.)

By:	/s/ Tarek Sherlala
Title:	Vice President

By:	/s/ Barbara Sanderson
Title:	AGM, Credit

MANUFACTURERS BANK, a California Banking Corporation

By:	/s/ Tom Larson
Title:	Vice President

By:
Name:
Title:

NATEXIS BANQUES POPULAIRES

By:	/s/ Peyman Parhami
Title:	Vice President

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Howard Weinberg
Title:	Senior Vice President I

By:	/s/ Lucas Ramirez
Title:	Assistant Manager

KZH CYPRESS TREE-1 LLC

By:	/s/ Virginia Conway
Title:	Authorized Agent

KZH STERLING LLC

By:	/s/ Virginia Conway
Title:	Authorized Agent

KZH PONDVIEW

By:	/s/ Virginia Conway
Title:	Authorized Agent

DIAMOND SPRINGS TRADING LLC

By:	/s/ Kelly W. Warnement
Title:	Vice President

LONG LANE MASTER TRUST IV

By:	/s/ Kevin Kearns
Title:	Managing Director

COOKSMILL

By:	/s/ John R.M. Campbell
Title:	Authorized Signatory

BANK OF MONTREAL

By:	/s/ Peter Konigsmann
Title:	Vice President

KZH CRESCENT-2 LLC

By:	/s/ Virginia Conway
Title:	Authorized Agent

KZH CRESCENT-3 LLC

By:	/s/ Virginia Conway
Title:	Authorized Agent

CANADIAN IMPERIAL BANK OF COMMERCE

By:	/s/ Marc Berg
Title:	Authorized Signatory

KZH RIVERSIDE LLC

By:	/s/ Virginia Conway
Title:	Authorized Signatory

KZH SOLEIL LLC

By:	/s/ Virginia Conway
Title:	Authorized Signatory

KZH SOLEIL-2 LLC

By:	/s/ Virginia Conway
Title:	Authorized Signatory

ERSTE BANK, NEW YORK BRANCH

By:	/s Brian J. Lynch
Title:	First Vice President

By:	/s William G. Huge
Title:	Vice President

PRICING SCHEDULE

As used herein:

“Base Rate Margin” means, for any Loan and for any day, the rate per annum set forth in the grid below in the applicable row corresponding to the Type of such Loan and under the column corresponding to the APLR as of such date.

“Euro-Dollar Margin” means, for any Loan and for any day, the rate per annum set forth in the grid below in the applicable row corresponding to the Type of such Loan and under the column corresponding to the APLR as of such date.

“Commitment Fee Rate” means, for any day, the rate per annum set forth in the grid below in the applicable row and in the column corresponding to the APLR as of such date.

“Letter of Credit Fee Rate” means, for any day, the rate per annum set forth in the grid below in the applicable row under the column corresponding to the APLR as of such date.

“Applicable Pricing Leverage Ratio” or “APLR” means, at any date, the ratio of Film Value to Total Borrowed Funds on the last day of the Fiscal Quarter ended most recently prior to such date and for which Fiscal Quarter the Borrower has delivered the financial statements required pursuant to 5.01(a) or (b), as the case may be; provided that (i) if the Borrower fails to timely deliver any financial statements required to be delivered pursuant to 5.01(a) or (b), as the case may be, with respect to any Fiscal Quarter, the APLR for each day from and including the day on which the Borrower is required to deliver such financial statements to but excluding the day on which the Borrower delivers such financial statement shall be deemed to be less than 5.0:1 and (ii) until the first day after the Effective Date on which the Borrower is required to deliver such financial statements, the APLR shall be deemed to be less than 5.0:1.

	APLR less than 5.0:1 (basis points)	APLR 5.0:1 or greater (basis points)
Base Rate Margin
Revolving Loans	125	100
Term A Loans	125	100
Term B Loans	150	150
LIBOR Margin
Revolving Loans	225	200
Term A Loans	225	200
Term B Loans	250	250
Commitment Fee Rate	50	50
Letter of Credit Fee Rate	225	200

COMMITMENT SCHEDULE

Lender	Pro-rata	Term Loan B
Bank of America	$70,000,000	$1,340,875,000

JP Morgan Chase Bank	$70,000,000

BNP Paribas	$65,000,000	$20,000,000

The Bank of Nova Scotia	$65,000,000	$20,000,000

Bank of Scotland	$65,000,000	$30,000,000

Commerzbank Aktiengesellschaft, New York and Grand Cayman Branches	$65,000,000	$15,000,000

Societe General	$60,000,000	$17,000,000

The Royal Bank of Scotland PLC	$60,000,000	$15,000,000

The Bank of New York	$40,000,000	$10,000,000

Harris Nesbitt Financing, Inc.	$35,000,000

ING Capital LLC	$25,000,000	$5,000,000

HSBC Bank USA	$25,000,000

U.S. Bank National Association	$25,000,000

City National Bank, a national banking association	$25,000,000

The Sumitomo Trust & Banking Co., Ltd.	$25,000,000

General Electric Capital Corporation	$20,000,000	$20,000,000

Union Bank of California, N.A.	$17,500,000	$5,000,000

Arab Banking Corporation	$15,000,000

Manufacturers Bank, a California Banking Corporation	$10,000,000

Natexis Banques Populaires	$10,000,000	$5,000,000

Israel Discount Bank of New York	$7,500,000

KZH Cypresstree-1 LLC		$9,500,000

KZH Sterling, LLC		$5,625,000

KZH Pondview, LLC		$3,000,000

Diamond Springs Trading LLC		$10,000,000

Long Lane Master Trust IV		$10,000,000

Cooksmill		$10,000,000

Bank of Montreal		$5,000,000

KZH Crescent-2 LLC		$3,500,000

KZH Crescent-3 LLC		$2,500,000

Canadian Imperial Bank of Commerce		$10,000,000

KZH Riverside LLC		$3,000,000

KZH Soleil LLC		$7,000,000

KZH Soleil-2 LLC		$11,000,000

Erste Bank, New York Branch		$7,000,000

TOTAL	$800,000,000	$1,600,000,000